Exhibit 10.15

LEASE

By and Between

PATRIOTS PARK OWNER, LLC

(“Landlord”)

And

OBSIDIAN THERAPEUTICS, INC.

(“Tenant”)

Address: One Patriots Park, Bedford, Massachusetts 01730

Dated: August 19, 2021

LEASE

This LEASE (this “LEASE”) is made as of the 19th day of August, 2021 by and between PATRIOTS PARK OWNER, LLC (“Landlord”), c/o Jumbo Capital Incorporated, 1900 Crown Colony Drive, 4th Floor, Quincy, Massachusetts 02169, and OBSIDIAN THERAPEUTICS, INC. (“Tenant”), having a mailing address of 1030 Massachusetts Avenue, Cambridge, Massachusetts 02138.

RECITALS:

Landlord, for and in consideration of the rents and all other charges and payments hereunder and of the covenants, agreements, terms, provisions, and conditions to be kept and performed hereunder by Tenant, grants and conveys to Tenant, and Tenant hereby hires and takes from Landlord, a leasehold interest in the Premises (as defined below), subject to all matters of record and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated.

NOW THEREFORE, Landlord and Tenant hereby agree as follows:

ARTICLE I

REFERENCE DATA

1.1 Subjects Referred To

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

LANDLORD:	Patriots Park Owner, LLC

LANDLORD’S ADDRESS:	c/o Jumbo Capital Incorporated 1900 Crown Colony Drive, 4th Floor Quincy, Massachusetts 02169

TENANT:	Obsidian Therapeutics, Inc.

TENANT’S ADDRESS: (for Notice & Billing) (Prior to Commencement Date):	1030 Massachusetts Avenue Cambridge, Massachusetts 02138

(As of Commencement Date):	One Patriots Park, 2nd Floor Bedford, Massachusetts 01730

BUILDING ADDRESS:	One Patriots Park Bedford, Massachusetts 01730

COMMENCEMENT DATE:	The date of the Substantial Completion of the Landlord’s Work (per Section 3.2, Exhibit C, Exhibit C-1, and Exhibit C-2).

ANTICIPATED COMMENCEMENT DATE:	November 1, 2021, provided, however, that Landlord shall use commercially reasonable efforts to substantially complete the Landlord’s Work by October 2021.

TERM:	Eighty-Six (86) Months

ANTICIPATED EXPIRATION DATE:	December 31, 2028

PREMISES:	Tenant shall occupy approximately 9,896 rentable square feet being comprised of (i) approximately 9,828 rentable square feet of space located on the second (2nd) floor of the Building (as hereinafter defined), and (ii) approximately 68 rentable square feet of space located on the first (1st) floor of the Building, as shown on the floor plan attached hereto as Exhibit B and further described in Section 2.1 herein.

FLOOR AREA OF THE PREMISES:	Approximately 9,896 rentable square feet.

TOTAL FLOOR AREA OF THE BUILDING:	Approximately 143,616 rentable square feet.

TENANT’S PROPORTIONATE SHARE OF OPERATING COSTS AND REAL ESTATE TAXES WITH RESPECT TO THE BUILDING:	6.89%

BASE RENT:	Period (Months)	Monthly Base Rent	Annual Base Rent
	Months 1-2	$0.00*	$0.00*
	Months 3-14	$50,189.21	$602,270.56
	Months 15-26	$51,129.33	$613,552.00
	Months 27-38	$52,088.26	$625,059.07
	Months 39-50	$53,066.36	$636,796.28
	Months 51-62	$54,064.02	$648,768.23
	Months 63-74	$55,081.64	$660,979.63
	Months 75-86	$56,119.60	$673,435.25

*

During the entire Term of the Lease, including any free Base Rent period, as applicable, Tenant shall be responsible for payment of any and all Additional Rent during this period of time, including, without limitation, charges for utilities as set forth in Section 2.7 herein. **Annualized figure.

ADDITIONAL RENT:	Any monies (including utility charges and Tenant’s Proportionate Share of (i) Operating Costs and (ii) Real Estate Taxes with respect to the Building) which Landlord is authorized to collect from Tenant under this Lease which are not included in Base Rent. Triple Net (NNN) Lease (See Section 2.5).

SECURITY DEPOSIT:	Six (6) Months’ Average Base Rent = $318,632.93

OPTION TO EXTEND:	In accordance with and subject to the provisions of Section 8.15 of this Lease, Tenant shall have the one (1) time right to extend this Lease for an additional five (5) year period by providing not less than twelve (12) months prior written notice to Landlord before the expiration date of this Lease. The annual Base Rent for the renewal period shall be the greater of (i) the Base Rent during the final year of the Lease and (ii) Fair Market Rent.

OPTION TO TERMINATE:	In accordance with and subject to the provisions of Section 8.16 of this Lease, Tenant shall have the one-time right to terminate this Lease effective as of the first (1st) day of the sixty-first (61st) month of the Term by providing no less than fifteen (15) months prior written notice to Landlord before such Early Termination Date, and timely paying all amounts set forth in Section 8.16.

RIGHT OF FIRST OFFER:	In accordance with and subject to the provisions of Section 8.17 of this Lease, Tenant shall have the one-time right of first offer to expand the Premises by leasing space that becomes available on the second (2nd) floor of the Building.

PARKING:	For no additional charge, Tenant shall have the right to use on a first come, first served basis, three (3) unreserved parking spaces on site for every 1,000 rentable square feet of the Premises (thirty (30) spaces based on approximately 9,896 rentable square feet).

BUSINESS DAYS:	“Business Day” shall mean any day other than Saturday, Sunday, any Federal holiday, or any holiday observed by the Commonwealth of Massachusetts or any other Building holiday so designated by Landlord. If any period expires or action is to be taken on a day which is not a Business Day, the time frame for the same shall be extended until the next Business Day.

PERMITTED USE:	General office use, research and development and laboratory use and uses customarily ancillary thereto. Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

GENERAL LIABILITY INSURANCE:	$5,000,000 per occurrence

BODILY INJURY & PROPERTY DAMAGE:	$5,000,000 Aggregate

1.2 Exhibits. These are incorporated as a part of this Lease:

EXHIBIT A—Site Plan

EXHIBIT B—Floor Plan

EXHIBIT C—Work Letter

EXHIBIT C-1—Plans

EXHIBIT C-2—Landlord / Tenant Matrix

EXHIBIT C-3—Construction Schedule

EXHIBIT D—Intentionally Omitted

EXHIBIT E—Payment of Operating Costs and Real Estate Taxes

EXHIBIT F—Rules and Regulations

EXHIBIT G—Environmental Questionnaire

ARTICLE II

PREMISES, TERM AND RENT

2.1 The Premises: Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, as shown on the Tenant’s Floor Plan attached as Exhibit B hereto, excluding, as applicable, exterior faces of exterior walls, the entry, vestibule and main lobby of the Building, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, elevator lobbies and common lavatories, boiler room, sprinkler rooms, elevator rooms, mechanical rooms, loading and receiving areas, and pipe, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building, and if the Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobby and toilets located outside of the Premises on such floor. The term “Building” means the Building erected on the Lot as depicted on the site plan of the Property annexed hereto as Exhibit A, and the term “Lot” means all, and also any part of, the lands owned by the Landlord on which the Building is located plus any additions thereto resulting from the change of any abutting street line. “Property” means the Building and Lot.

2.2 Rights to Use Common Facilities: Subject to the Building’s rules and regulations set forth on Exhibit F hereto, and all other applicable provisions herein, Tenant shall have the non-exclusive right to use in common with other tenants on the Property, those portions of the Property which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Property (such areas, together with such other portions of the Property designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, including Tenant, or to be shared by Landlord and certain tenants, including Tenant, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Property Common Areas” and the “Building Common Areas”. The term “Property Common Areas,” as used in this Lease, shall mean the portion of the Property designated as such by Landlord. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time, but such Common Areas shall at all times be maintained by Landlord in accordance with all terms and conditions of this Lease.

2.3 Landlord’s Reservations: Landlord reserves the right from time to time, upon twenty-four (24) hour prior notice to the Tenant, which notice may be made via email, to close temporarily, make alterations or additions to, repair, alter, maintain, and/or replace, or change the location of elements of the Property and the Common Areas, provided that, in connection therewith, Landlord shall perform such acts contemplated in this Section in a commercially reasonable manner and, in connection therewith, shall use commercially reasonable efforts to minimize any material interference with Tenant’s use of and access to the Premises. Notwithstanding the foregoing, Landlord reserves the right to enter the Premises at any time in case of emergency.

2.4 Term. Subject to delays caused by Force Majeure and Tenant Delays (as hereinafter defined), Tenant shall have and hold the Premises for a period commencing on the Substantial Completion of the Landlord’s Work (as both terms are hereinafter defined) (the “Commencement Date”), and ending on the last day of the eighty-sixth (86th) calendar month following the Commencement Date, unless (y) sooner terminated as provided in Section 6.1, Section 8.16, or Article VII herein or (z) extended in accordance with Section 8.15 herein (the “Expiration Date”). If the Commencement Date occurs on the first (1st) day of a calendar month, then Tenant shall not be liable for the payment of Base Rent during the first (1st) two (2) full calendar months of the Term, and, for the avoidance of doubt, if the Commencement Date occurs on a date other than the first (1st) day of a calendar month, then Tenant shall not be liable for the payment of Base Rent during the period of time beginning on the Commencement Date and ending on the date that is sixty (60) days following the Commencement Date (such two (2) full calendar months or sixty

(60) day period, as applicable, is referred to herein as the “Free Base Rent Period”). Thereafter, Base Rent for such partial calendar month shall be pro-rated through the final day of such calendar month and for subsequent months Base Rent shall commence on the first day of each calendar month, all in accordance with the Base Rent table set forth in Section 1.1 of this Lease. Notwithstanding anything contained herein to the contrary, if the Commencement Date occurs on a date that is later than November 1, 2021, then Landlord shall not be liable to compensate Tenant for any direct, indirect, special, punitive, or consequential damages resulting therefrom, whether in the form of abated rent or otherwise; provided, however, that, subject to delays caused by Force Majeure and Tenant Delays, if the Substantial Completion of the Landlord’s Work occurs on a date that is later than December 1, 2021, then Landlord shall credit to Tenant, on a day-for-day basis, Base Rent hereunder payable for each day that the Substantial Completion is delayed beyond December 1, 2021. In addition, subject to delays due to Force Majeure and Tenant Delays, if Landlord fails to Substantially Complete the Landlord’s Work by March 1, 2022 (the “Outside Date”), Tenant may terminate this Lease in its entirety by written notice delivered to Landlord no later than March 3, 2022 (the “Section 2.4 Termination Notice”). However, if the Substantial Completion of the Landlord’s Work occurs within thirty (30) days of delivery by Tenant to Landlord of Tenant’s Section 2.4 Termination Notice, this Lease shall continue in full force and effect, and any such termination contemplated in this Section 2.4 shall be null and void. If the Substantial Completion of the Landlord’s Work has not occurred within thirty (30) days after the date of Tenant’s timely delivery of Tenant’s Section 2.4 Termination Notice, then this Lease shall terminate as of said thirtieth (30th) day with the same effect as if such date were the expiration date of this Lease, and Landlord shall return to Tenant any prepaid Rent and/or the Security Deposit, as applicable, delivered to Landlord within thirty (30) days after Tenant’s written request to Landlord thereof.

2.4.1 Tenant Delays. For the purposes of this Lease, “Tenant Delays” shall mean any delay in the Substantial Completion which occurs as a result of (a) delay by Tenant or any person employed by Tenant in delivery to Landlord of any plans, design work, detailed drawings or a request for approval, (b) Tenant’s request for special work not part of the work described in the Plans (as hereinafter defined) listed in Exhibit C-1 or the Landlord / Tenant Matrix listed in Exhibit C-2, or for changes initiated by Tenant to the Plans or the Landlord / Tenant Matrix after approval by Tenant (notwithstanding Landlord’s approval of such changes), (c) delays in performance by Tenant or any person employed or engaged by Tenant, which cause delays in the completion of any work to be done by Landlord or which otherwise delay the Substantial Completion of the Premises, (d) any fault, negligence, omission or failure to act on the part of Tenant or its agents, contractors, workmen, mechanics, suppliers or invitees, (e) any delay in the performance of Landlord’s Work caused by Tenant’s interference therewith in performing the Landlord’s Work, or (f) any delay in the performance of Landlord’s Work resulting from Tenant’s request that Landlord delay the performance of such work. A “Tenant Delay” shall not occur unless Landlord notifies Tenant within a reasonable time of any action or circumstance that constitutes a Tenant Delay. Tenant shall have three (3) Business Days from receipt of such notice to cure, cease or mitigate the effects of such Tenant Delays.

2.4.2 In the event of Tenant Delays, then the date of Substantial Completion will be deemed to be that date determined by Landlord, in the reasonable exercise of its judgment, on which the Substantial Completion of the Landlord’s Work would have occurred but for the Tenant Delays herein referred to.

2.4.3 Force Majeure. For purposes of this Lease, “Force Majeure” shall mean any prevention, delay or stoppage due to lockouts, labor disputes, strikes, acts of God, shortages of labor, or materials or reasonable substitutes therefore, war, terrorist acts, terrorism, inability to obtain services, governmental actions, civil disturbances, fire, flood, earthquake or other casualty, declared state of emergency or public health emergency, pandemic, government mandated quarantine and other causes beyond the reasonable control of the performing party. Notwithstanding anything to contrary contained in this Lease, any Force Majeure shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure; provided, however (i) in no event shall financial inability be deemed to be or be a cause of a Force Majeure, and (ii) in no event shall any Force Majeure in any way affect, reduce or abate the obligation of Tenant timely to pay all Rent and other charges payable by Tenant pursuant to the terms of this Lease.

2.4.4 Intentionally Omitted.

2.5 Rent: Landlord and Tenant acknowledge that, except as otherwise provided to the contrary in this Lease, it is their intent and agreement that this Lease be a “TRIPLE NET” lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for Tenant’s share of the costs and expenses reasonably associated with this Lease, the Building and the Property, and Tenant’s operation therefrom except as expressly described herein. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.

2.5.1 Commencing on the Commencement Date (but subject to the Free Base Rent Period), Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent due for the Term in accordance with Section 1.1 herein. In addition to the Base Rent, Tenant shall pay to Landlord, unless expressly set forth in this Lease, Additional Rent (defined below) due for the Term, including Tenant’s Proportionate Share of the Operating Costs and Real Estate Taxes with respect to the Building listed in Exhibit E attached hereto (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes, inheritance taxes, franchise taxes, capital levy, transfer taxes), if any, imposed upon or measured by Rent. Subject to the Free Base Rent Period, Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first (1st) day of each calendar month without notice or demand. Notwithstanding anything to the contrary contained herein, unless otherwise expressly authorized by written notice from Landlord to Tenant, any and all payments for Base Rent, Additional Rent, and other charges, sums, fees, costs and/or expenses to be paid by Tenant shall be paid to Landlord through the electronic payment or electronic funds transfer system reasonably selected by Landlord (the “Electronic Payment System”). Landlord may, at any time and from time to time, reasonably change any such Electronic Payment System upon sixty (60) days prior written notice to Tenant. For the purposes of clarity and notwithstanding any such Landlord notice requirement in connection with the previous sentence, Tenant hereby agrees to timely pay to Landlord all Base Rent, Additional Rent, and other charges, sums, fees, costs and/or expenses in accordance with the terms and conditions of the Lease.

2.5.2 Tenant waives all rights (i) to any abatement, suspension, deferment or reduction of or from Rent, and (ii) to quit, terminate or surrender this Lease or the Premises or any part thereof, except, in either case, as expressly provided herein. Tenant hereby acknowledges and agrees that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that Rent shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or abated pursuant to an express provision of this Lease. Landlord and Tenant each acknowledges and agrees that the independent nature of the obligations of Tenant hereunder represents fair, reasonable and accepted commercial practice with respect to the type of property subject to this Lease, and that this agreement is the product of free and informed negotiation during which both Landlord and Tenant were represented by counsel skilled in negotiating and drafting commercial leases in Massachusetts, and that the acknowledgements and agreements contained herein are made with full knowledge of the holding in Wesson v. Leone Enterprises, Inc., 437 Mass. 708 (2002). Such acknowledgements, agreements and waivers by Tenant are a material inducement to Landlord entering into this Lease.

2.6 Operating Costs and Real Estate Taxes. In addition to Base Rent, Tenant shall pay Tenant’s Proportionate Share of Real Estate Taxes and Operating Costs with respect to the Building in accordance with Exhibit E of this Lease. All of such charges, costs and expenses shall constitute Rent, and upon the failure of Tenant to pay any such costs, charges or expenses, Landlord shall have the same rights and remedies as otherwise provided in this Lease for the failure of Tenant to pay Rent.

2.7 Services and Utilities: Except as otherwise expressly set forth herein, Tenant will be responsible, at Tenant’s sole cost and expense, for the costs of all utilities provided to the Premises, including without limitation electricity, water, telephone, janitorial and Tenant’s Premises security services. Tenant shall be solely responsible for performing all janitorial and trash services and other cleaning of the Premises, all in compliance with Laws. In the event such service is provided by a third party janitorial service, and not by employees of Tenant, such service shall be provided by a janitorial service approved in advance by Landlord and Tenant (Landlord and Tenant shall mutually agree upon a list of approved vendors). The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with comparable buildings. Tenant shall cooperate fully with Landlord at all times and abide by all written regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems. Tenant shall pay for all water, gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon, whether part of Operating Costs or as provided under this Section. Landlord shall install direct meters for all utility services serving the Premises (except for water and sewer, which shall be or sub- or “check” metered based on water use, and Tenant’s cable, telephone, and internet service) for measuring Tenant’s consumption of such utility services, other than the HVAC system of the Building, and the cost of such installation shall be included in and deducted from the Maximum Amount (as hereinafter defined). Tenant shall pay all costs and expenses for any separately metered utilities provided exclusively to the Premises directly to the applicable service provider.

Utility charges for power, gas and water serving the HVAC system of the Building (which are measured by the control management system of the Building based on air volume provided to each tenant space) shall be check or sub-metered by Landlord and paid as part of Operating Costs (it being agreed that HVAC services shall be available 24 hours per day, 7 days per week). Landlord may install devices to separately, check or sub-meter any utility use within the Premises (or use other reasonable industry standard methods to reasonably estimate such use, where applicable) that is not metered in such a manner on the Commencement Date and in such event Tenant shall thereafter pay the cost directly to the applicable service provider, if separately metered, or to Landlord, if check or sub-metered. Additional Rent for any utilities that are not separately metered may be reasonably estimated monthly by Landlord, based on actual readings of sub- and “check” meters where applicable, and shall be paid monthly by Tenant within thirty (30) days after being billed, with a final accounting based upon actual bills received from the utility providers following the conclusion of each fiscal year of the Building. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to this Section, Tenant shall pay to Landlord, within thirty (30) days after Tenant’s receipt of an invoice therefor, the actual cost of such excess consumption; and if Tenant does not cease such excessive usage promptly following written notice from Landlord, Landlord may install devices to separately meter any utility use (or use other reasonable industry standard methods to reasonably estimate such use) and in such event Tenant shall pay the cost directly to Landlord, within thirty (30) days after Tenant’s receipt of an invoice therefor, at the rates charged by the public utility company furnishing the same, including the cost of installing, testing and maintaining of such additional metering devices. Tenant’s use of electricity and any other utility serving the Premises shall never exceed the capacity of the feeders to the Property or the risers or otherwise in accordance with Law, it being hereby acknowledged and agreed by and between Landlord and Tenant that Tenant shall have a 225 amp 480V/3Phase circuit breaker for Tenant’s use with respect to electrical services for the Premises. For avoidance of doubt, and subject to all terms and conditions contained herein, all services and utilities described in this Section 2.7 shall be provided by Landlord to the Premises at all times during the Term. It is understood and agreed that Landlord shall not be liable for any interruption or failure in the supply of electricity or other utilities to the Premises, except as expressly set forth in Section 4.2 of this Lease.

2.8 Accounting Periods: Landlord shall have the right from time to time to change the periods of accounting under this Lease to any annual period other than a calendar or fiscal year, and upon any such change all items referred to in this Section 2.8 shall be appropriately apportioned (in no event shall this increase Tenant’s financial liability or decrease Tenant’s rights hereunder). In all Landlord’s statements rendered under this Section 2.8, amounts for periods partially within and partially without the accounting periods shall be appropriately apportioned, any items which are not determinable at the time of a Landlord’s Statement shall be included therein on the basis of Landlord’s estimate, and with respect thereto Landlord shall render promptly after determination of a supplemental Landlord’s statement, and appropriate adjustment shall be made according thereto.

2.9 Interest on Late Payments: Except as otherwise provided herein, all payments of Base Rent and Additional Rent shall be made payable to Landlord, at Landlord’s address, or to such other person as Landlord may from time to time designate. If any installment of Base Rent or Additional Rent is paid more than five (5) days after the due date thereof, the same, at Landlord’s election, shall bear interest at a rate equal to the United States prime commercial rate from time to time established by Bank of America, N.A., or if such prime rate is unavailable, a major national bank, plus four percent (4%) per annum from such due date, not to exceed a total of twelve percent (12%) per annum, which interest shall be immediately due and payable as further Additional Rent. An administrative fee of Two Hundred and 00/100 Dollars ($200) shall also be paid by Tenant to Landlord for each monthly payment of Base Rent paid more than five (5) days after the same is due and payable.

ARTICLE III

CONDITION OF PREMISES

3.1 Condition of Premises. EXCEPT FOR THE LANDLORD’S WORK, THE PREMISES SHALL BE DELIVERED TO, AND ACCEPTED BY, TENANT IN ITS EXISTING “AS-IS” CONDITION AND LANDLORD SHALL HAVE NO OBLIGATION TO MAKE ANY IMPROVEMENTS THERETO. LANDLORD HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED PURPOSE OR USE, WHICH DISCLAIMER IS HEREBY ACKNOWLEDGED BY TENANT. THE TAKING OF POSSESSION BY TENANT SHALL BE CONCLUSIVE EVIDENCE THAT TENANT (A) ACCEPTS THE PREMISES, THE BUILDING AND LEASEHOLD IMPROVEMENTS AND THE PROPERTY AS SUITABLE FOR THE PURPOSES FOR WHICH THE PREMISES WERE LEASED, (B) ACCEPTS THE PREMISES, BUILDING AND PROPERTY AS BEING IN GOOD AND SATISFACTORY CONDITION, (C) WAIVES ANY DEFECTS IN THE PREMISES AND ITS APPURTENANCES EXISTING NOW OR IN THE FUTURE, EXCEPT THAT TENANT’S TAKING OF POSSESSION SHALL NOT BE DEEMED TO WAIVE LANDLORD’S OBLIGATION TO COMPLETE MINOR FINISH WORK ITEMS THAT DO NOT INTERFERE WITH TENANT’S OCCUPANCY OF THE PREMISES, AND (D) WAIVES ALL CLAIMS BASED ON ANY IMPLIED WARRANTY OF SUITABILITY OR HABITABILITY.

In the event that Tenant notifies Landlord in writing, with reasonable specificity and detail, of any latent defects in the Landlord’s Work, within one (1) year after the Substantial Completion of the Landlord’s Work, Landlord shall repair such defects within a commercially reasonable time period.

3.2 Landlord’s Work. Subject to delays due to Force Majeure and Tenant Delays, Landlord shall perform at Landlord’s sole cost and expense all of the work to the Premises described pursuant to a separate agreement (the “Work Letter”) attached hereto as Exhibit C, Exhibit C-1, and Exhibit C-2 (“Landlord’s Work”). The Landlord’s Work shall be deemed to be “Substantially Complete” on the date that all Landlord’s Work has been completed, other than any details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use of the Premises and which can be completed or remedied after Tenant takes possession of the Premises without causing material interference to Tenant’s use and occupancy of the Premises. Any increase in costs and expenses caused by changes to the description of Landlord’s Work as a result of any request by Tenant, subject to Landlord’s approval in Landlord’s reasonable discretion, shall be borne solely by Tenant, provided Landlord has advised Tenant of the increased cost and Tenant has approved such costs in writing in connection with Tenant’s request for such change order. Landlord shall advise Tenant of such costs within ten

(10) days after Tenant’s request for any such changes. Any such cost increase shall be due and payable by Tenant, as Additional Rent, within ten (10) days of Tenant’s receipt of Landlord’s invoice therefor. Tenant acknowledges and agrees that, with the exception of Landlord’s Work to the Premises, Tenant is accepting the Building and the Premises in their “as is” condition and Landlord shall not be obligated to construct any improvements on behalf of Tenant (though the parties acknowledge Landlord’s ongoing maintenance and repair obligations as expressly set forth in this Lease). It is specifically understood and agreed that, with the exception of Landlord’s Work, Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, or any part thereof, or to provide any allowance for such purposes, and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as expressly set forth herein. Tenant acknowledges that neither Landlord nor any representative of Landlord has made any representation as to the condition or the suitability of the Property or Premises for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of the Premises. All telephone and data wiring shall not be part of Landlord’s Work and shall be paid for and installed by Tenant.

3.3 Access. Subject to Laws, Landlord’s reasonable security measures, and the other provisions of this Lease (including, without limitation, the Rules and Regulations), and except in the event of an emergency, Tenant shall have access to the Building, the Premises and the Common Areas of the Building, twenty-four (24) hours per day, seven (7) days per week, every day of the year; provided, however, that Tenant shall only be permitted to have access to and use of the limited-access areas of the Building during the normal operating hours of such portions of the Building.

3.3.1 Early Access: Thirty (30) days prior to the Commencement Date and with twenty-four (24) hours prior notice to Landlord, Tenant may enter the Premises under Landlord’s supervision during normal business hours for the purpose of installing tele-data, security and furniture systems. Such entry shall not interfere with the Landlord’s Work and Landlord reserves the right to restrict such access to avoid such interference, which interference may be deemed a Tenant Delay. Prior to any such entry in connection with such early access right, Tenant shall deliver to Landlord certificates of insurance in the amounts set forth herein, subject further to all such insurance provisions as contained herein. Tenant shall defend, indemnify and save harmless, Landlord and its agents and employees against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys’ fees, which may be imposed upon or incurred by or asserted against Landlord and/or its agents by reason of Tenant’s early access to the Premises described in this Section 3.3.1.

3.4 Alterations and Additions: This Section 3.4 shall apply during the Term. Excepting the Landlord’s Work, Tenant shall not make any alterations or additions to the Premises or any Building systems except in accordance with plans and specifications first approved by Landlord in writing, which approval may be given or withheld for any reason, or for no reason. All alterations and additions shall be part of the Building unless and until Landlord shall specify the same for removal pursuant to Sections 5.2 and 8.19. All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or Lot or interfere with Building operation and, except for installation of furnishings, shall be performed by contractors or workmen first approved by Landlord, such approval not to be unreasonably conditioned, withheld or delayed. Tenant, before its work is started shall: secure all licenses and permits necessary, deliver to Landlord a statement of the names of all its contractors and subcontractors; and cause each contractor to carry workmen’s compensation insurance in statutory amounts covering all the contractor’s and subcontractor’s employees (such insurance to include a waiver of subrogation in favor of Landlord and the Landlord Indemnitees) and comprehensive public liability insurance with such limits no less than as stated in Section 1.1 hereof (all such insurance to be written in companies in good standing and insuring Landlord and Tenant as well as the contractors) and to deliver to Landlord certificates of all such insurance. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its subtenants or transferees. Tenant shall give Landlord notice at least ten (10) days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within ten (10) days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law and, if Tenant fails to do so, Tenant shall be deemed in Default under this Lease and, in addition to any other remedies available to Landlord as a result of such Default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any reasonable amount paid by Landlord, including, without limitation, reasonable attorneys’ fees. Tenant acknowledges and agrees that all such work or service is being performed for the sole benefit of Tenant and not for the benefit of Landlord. Tenant shall pay, as Additional Rent, 100% of any increases in Real Estate Taxes, on the Building, which shall, at any time after the commencement of the Term, result directly and proximately from any alteration, addition or improvement to the Premises made by Tenant (specifically excluding the Landlord’s Work); provided, however, that Tenant shall only be responsible for such payment in the event that any such project alterations, additions and/or improvements exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) in cost. Tenant shall reimburse Landlord for any reasonable sums paid by Landlord for third party examination of Tenant’s plans and specifications. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any alterations or additions (excluding the Landlord’s Work, which fee with respect to the Landlord’s Work shall be paid by Tenant to Landlord pursuant to and in accordance with the terms and conditions set forth in Exhibit C) that equal or exceed Fifty Thousand and 00/100 Dollars in cost ($50,000.00) equal to (i) three percent (3%) of the cost of such alterations and additions in the event that Tenant manages such project, or (ii) five percent (5%) of the cost of such alterations and additions in the event that Landlord manages such project. Upon completion, Tenant shall furnish “as-built” plans for the alterations and additions, completion affidavits and full and final waivers of lien. Landlord’s approval of an alteration or addition shall not be deemed a representation by Landlord that the alteration or addition complies with Law.

3.5 General Provisions Applicable to Construction: All construction work required or permitted by this Lease shall be done in a good and workmanlike manner, with materials comparable to the Building standard materials, and in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authority and insurers of the Building. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects.

ARTICLE IV

LANDLORD’S COVENANTS; INTERRUPTIONS AND DELAYS

4.1 Landlord’s Covenants: Landlord covenants:

4.1.1 Roof, Exterior Wall, Floor Slab and Common Facility Repairs: Except as otherwise provided in Article VI or otherwise herein, that Landlord shall be responsible to repair, maintain and replace in good order, repair and in first class office and laboratory condition the exterior walls, foundation and roof (including roof membrane) of the Building, the structural portions of the floors of the Building and the Common Areas, and the base building systems and equipment of the Building and Common Areas (to the extent not serving Tenant exclusively), except to the extent that such repairs are required due to the acts and/or omissions of Tenant; provided, however, that if such repairs are due to the acts and/or omissions of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith up to $100,000.00. Subject to all terms and conditions contained herein, Landlord may, but shall not be required to, enter the Premises at all reasonable times and upon reasonable prior notice (i.e., upon twenty-four (24) hours prior notice, which notice may be made by Landlord via email) to make such repairs, alterations, improvements or additions to the Premises or to the Property or to any equipment located in the Property as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided, however, that Landlord shall use commercially reasonable efforts to not materially interfere with the conduct of Tenant’s business operations.

4.1.2 Quiet Enjoyment: That Tenant, on paying the rent and performing the Tenant’s obligations in this Lease, shall peacefully and quietly have, hold and enjoy the Premises, subject to all the terms and provisions hereof.

4.2 Interruptions and Delays in Services and Repairs, Etc.: Except as otherwise contained in this Lease, Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur. Except as otherwise contained herein, in case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in this Lease, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs Landlord will give Tenant reasonably advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof. Landlord also reserves the right to institute such policies, programs and measures as may be reasonably necessary or required to comply with applicable codes, rules, or regulations.

Notwithstanding anything to the contrary contained in this Lease, if the Premises, or a material portion of the Premises, are made unusable for the Permitted Use for a period in excess of five (5) consecutive days as a result of a service failure that is within the control of Landlord to correct and such interruption was caused by Landlord’s negligence or willful misconduct, and Tenant is unable to use the Premises or such material portion thereof for Tenant’s Permitted Use as a result of such interruption, then Tenant, as its sole remedy, shall be entitled to receive a day-for-day abatement of Base Rent payable hereunder for the period commencing on the sixth (6th) consecutive day of such untenantability and ending on the date on which such condition is remedied. In addition, and notwithstanding anything to the contrary contained in this Lease, if the Premises, or a material portion of the Premises, are made unusable for the Permitted Use for a period in excess of ten (10) consecutive days as a result of a service failure that is not within the control of Landlord to correct and such interruption was caused by Landlord’s negligence or willful misconduct, and Tenant is unable to use the Premises or such material portion thereof for Tenant’s Permitted Use as a result of such interruption, then Tenant, as its sole remedy, shall be entitled to receive a day-for-day abatement of Base Rent payable hereunder for the period commencing on the eleventh (11th) consecutive day of such untenantability and ending on the date on which such condition is remedied. If the entire Premises have not been rendered untenantable by the service failure, the amount of abatement shall be equitably pro-rated.

4.3 Landlord Provided Services. To provide the following services on all days (unless otherwise state below) during the Lease Term:

4.3.1 Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation (including exhaust) and air conditioning (“HVAC”) to the Common Areas 24 hours per day sufficient for normal comfort in the Building Common Areas, and Landlord shall repair and maintain such HVAC at all times, subject to all terms and conditions contained in this Lease.

4.3.2 Subject to all terms and conditions contained in this Lease, and except as otherwise due to the acts or omissions of Tenant, Landlord shall provide, repair and maintain in good condition adequate electrical wiring and facilities for connection to Tenant’s office and laboratory lighting and equipment, provided that the connected electrical load of the equipment and the connected electrical load of Tenant’s lighting fixtures does not exceed Tenant’s Proportionate Share of the Building limits as of the date of the execution of this Lease. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

4.3.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Premises and Building Common Areas.

4.3.4 Landlord shall provide a dumpster and/or trash compactor at the Building for use by Tenant and other tenants for ordinary office waste (and not for Materials) and janitorial, trash services and cleaning to Building Common Areas consistent with comparable buildings.

4.3.5 Landlord shall provide 24/7 passenger elevator service to all floors of the Building, and shall provide shared use of one (1) common loading dock, which shall be used by Tenant in accordance with Section 8.2.3 herein.

4.3.6 Landlord agrees to provide, repair and maintain utility connections to the Building and, where applicable, Common Areas, for electricity, water and sewer and gas.

ARTICLE V

TENANT’S COVENANTS

Tenant covenants during the Term and such further time as Tenant occupies any part of the Premises:

5.1 Payments: To pay when due all Base Rent and Additional Rent.

5.2 Repair and Yield Up: Except as otherwise expressly provided in Article VI and Section 4.1.1, and subject to the provisions of Sections 5.7.1 and 8.10 herein, to keep the Premises and all Building systems to the extent within the Premises in good order, repair and condition, reasonable wear and tear and damage by casualty only excepted, and all glass in windows (except glass in exterior walls unless the damage thereto is attributable to Tenant’s negligence or misuse and not otherwise covered by Landlord’s property insurance pursuant to Section 5.7 below) and doors of the Premises whole and in good condition with glass of the same quality as that injured or broken, damage by fire only excepted, and at the expiration or termination of this Lease peaceably yield up the Premises and all alterations and additions thereto in good order, repair and condition, reasonable wear and tear and damage by casualty excepted, unless removal of any such alterations and additions (including partitions) is previously agreed in writing by Landlord and Tenant, in which case all such alterations and additions shall be removed by Tenant, at Tenant’s sole cost and expense, and Tenant shall repair any damage caused by such removal and restore the Premises to the condition existing prior to installation of such alteration or addition, and leave the Premises clean and neat. Tenant further covenants to periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Except as otherwise expressly provided in Article VI and Section 4.1.1, and subject to the provisions of Sections 5.7.1 and 8.10 herein, Tenant, at its sole cost and expense, shall perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear and damage by casualty excepted. If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after written notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and, within thirty (30) days after demand, Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to five percent (5%) of the cost of the repairs. Without limitation, Tenant shall be responsible for electrical, plumbing, heating, ventilating and air-conditioning systems (“Tenant’s HVAC Equipment”) and other utility services serving the Premises from the Building connection point to the Premises (to the extent serving Tenant exclusively). Tenant shall maintain such systems in a commercially reasonable first-class condition and in accordance with any applicable manufacturer specifications relating to any particular component of such systems. Tenant shall secure, pay for, and keep in force contracts

(“Service Contracts”) with qualified, experienced and reputable service companies reasonably approved by Landlord providing for the regular maintenance of such systems. Tenant shall maintain preventive maintenance records relating to the foregoing systems (“Preventative Maintenance Records”) in accordance with standards for first class office and research and development buildings. Tenant shall deliver a copy of all current Service Contracts to Landlord within ten (10) days after each such Service Contract is executed and shall deliver to Landlord a copy of the Preventative Maintenance Records no less often than quarterly or, if requested by Landlord, monthly.

5.3 Use: To use and occupy the Premises for the Permitted Use only, and not to injure or deface the Premises, Building or Lot, nor to permit in the Premises any auction sale, or inflammable fluids or chemicals, except as expressly authorized or permitted hereunder or by Landlord’s prior written consent with respect thereto, or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to use or devote the Premises or any part thereof for any purpose other than the Permitted Use, nor any use thereof which is inconsistent with the maintenance of the Building as a first class mixed-use office and research and development and laboratory building, and otherwise in accordance with the Permitted Use, in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building. In addition to all other remedies of Landlord, Landlord may require Tenant, promptly upon demand, to reimburse Landlord for the full amount of any additional premiums charged for such policy or policies by reason of Tenant’s failure to comply with the provisions of this Lease, including, but not limited to, this Section 5.3. Tenant shall comply, at its sole cost and expense, with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later (“Law(s)”) regarding the operation of Tenant’s business, the use, condition, configuration and occupancy of the Premises and the Building systems located in or exclusively serving the Premises, and any alterations, additions or improvements made by Tenant. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the “Base Building” (defined below), but only to the extent such obligations are triggered by Tenant’s particular use of the Premises, other than for the Permitted Use. Notwithstanding the foregoing or any other provision of this Lease, and for the purposes of clarity, Tenant shall not be responsible for compliance with any such Laws, regulations, or the like requiring structural repairs or modifications to the Building unless such repairs or modifications to the Building shall be due to (i) Tenant’s particular manner of use of the Premises and/or (ii) any alterations, additions or improvements made by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall not exceed the standard density limit for the Building. Tenant shall comply with the rules and regulations of the Building attached as Exhibit F and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of alterations and the rules and regulations for the Building.

5.4 Obstructions; Items Visible From Exterior; Rules and Regulations: Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Lot used by Tenant in common with others; not, without written prior consent of Landlord which consent may be withheld or delayed for any reason, or for no reason, to permit the painting or placing of any signs on doors or any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable Rules and Regulations now or hereafter made by Landlord, of which Tenant has been given advance written notice, in all instances for the care and use of the Building and Lot and their facilities and approaches, including without limitation the Rules and Regulations set forth in Exhibit F hereto; Landlord shall not be liable to Tenant for the failure of other occupants of the Building to conform to such Rules and Regulations.

5.5 Safety Appliances; Licenses: To keep the Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority, and to procure all licenses and permits so required, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

5.6 Assignment; Sublease: Except in connection with a Permitted Transfer (defined below), Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises (a “Proposed Transfer”) without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, subject to the following provisions. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld, conditioned or delayed if the proposed transferee is a governmental entity or if the proposed transferee (i) is then actively negotiating with Landlord for space in any building owned by Landlord, or any person or entity which is affiliated with Landlord, in the Greater Boston area, or (ii) has negotiated with Landlord for space in the Building during the six (6) months period immediately preceding the date Landlord receives a Proposed Transfer Notice (as hereinafter defined). Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord by a signed writing shall be void, ab initio, shall be of no force and effect, and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions of this Section.

5.6.1 Any request for Landlord’s consent hereunder shall be accompanied by such information regarding any proposed assignee, subtenant or occupant (the “Transferee”) as Landlord shall reasonably require within thirty (30) days after notice of a Proposed Transfer. In the event Tenant desires to assign this Lease or sublet the whole or part of the Premises, Tenant shall give Landlord a notice (a “Proposed Transfer Notice”) of any Proposed Transfer, and said notice shall specify the provisions of the Proposed Transfer, including (a) the name and address of the proposed assignee or subtenant, (b) such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may be reasonably required for Landlord to make a determination (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all the terms and provisions upon which the Proposed Transfer is to be made, including, without limitation, the proposed rent, and (d) such other information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of this Lease.

5.6.2 Within twenty (20) days after receipt of the required information and documentation, Landlord shall either by written notice to Tenant: (i) consent to the Transfer by execution of a consent agreement in a form designated by Landlord; (ii) refuse to consent to the Proposed Transfer in writing in the exercise of Landlord’s reasonable discretion; or (iii) recapture that portion of the Premises that Tenant is proposing to transfer if such transfer is (x) an assignment or (y) a sublease of fifty percent (50%) or more of the Premises. If Landlord exercises its right to recapture (or terminate if the entire Premises is being assigned or sublet), then (w) unless Tenant withdraws its request by written notice to Landlord within seven (7) days after Tenant’s receipt of Landlord’s written notice of the recapture (in which case Landlord’s recapture shall be null and void and the Lease shall continue in full force and effect), this Lease shall end and expire with respect to all or a portion of the Premises, as the case may be, on the date that such assignment or sublease was to commence, (x) Rent shall be apportioned, paid or refunded as of such date, (y) upon Landlord’s request, Tenant shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and conditions of this Lease as a result thereof, and (z) Landlord may elect, in its discretion, to lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant.

(a) If Landlord shall consent in writing to the Proposed Transfer, as the case may be, then, in such event, Tenant may thereafter sublease or assign pursuant to Tenant’s Proposed Transfer Notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within sixty (60) days after the date of Landlord’s consent, the consent shall be deemed null and void. Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all (and only all) of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) there is no Event of Default, or event which with the giving of notice or the passage of time, or both, would constitute an Event of Default, at the time of the Permitted Transfer; (b) in the event of an Ownership Change, Tenant’s successor shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change; (c) the use is only for the Permitted Use; (d) all amounts received by Tenant for such assignment or subletting of the Premises qualify as “rents from real property” for purposes of Section 512(b)(3) and 856(d) of the Code, and (e) Tenant shall give Landlord written notice at least thirty (30) Business Days prior to the effective date of the Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant (for such period of time as such entity continues to be controlled by, controlling or under common control with Tenant, it being agreed that the subsequent sale or transfer of stock resulting in a change in voting control, or any other transaction(s) having the overall effect that such entity ceases to be controlled by, controlling or under common control with Tenant, shall be treated as if such sale or transfer or transaction(s) were, for all purposes, an assignment of this Lease governed by the provisions of this Section).

(b) If for any assignment or sublease of the Premises Tenant shall receive rent or other consideration either initially or over the term of the assignment or sublease, in excess of the Base Rent and Additional Rent called for hereunder, Tenant shall pay to Landlord as Additional Rent, fifty percent (50%) of such excess of such payment of Rent or other consideration received by Tenant promptly after its receipt after Tenant’s deduction of all reasonable costs and expenses incurred in connection with such assignment or sublease; provided, however, that Tenant shall provide Landlord with copies of receipts or such other commercially reasonable documentation evidencing such costs.

(c) Tenant shall not sublease the Premises for an amount less than the lesser of (i) ninety percent (90%) of the Fair Market Rent and (ii) Tenant’s Base Rent for the period during which the proposed sublease would take place, unless there is no vacant space in the Building, or space coming available in the Building within one year, capable of delivering premises comparable in size and quality to the portion of the Premises proposed for sublease by the Tenant.

5.6.3 It shall be a condition precedent to the validity of any assignment that both Tenant and the assignee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee to be bound directly to Landlord for all the obligations of the Tenant hereunder, including, without limitation, the obligation to pay the rent and other amounts provided for under this Lease from and after the assignment. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder. Furthermore, it shall be a condition precedent to the validity of any sublease that both Tenant and the sub-lessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including without limitation, the obligation of any sub-lessee to adhere to any and all rules, regulations or other non-monetary covenants of Tenant exclusive of Tenant’s rent obligations which may differ from those set forth in the sublease.

5.6.4 As Additional Rent Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount equal to the sum of such reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request, up to a maximum of Two Thousand and 00/100 Dollars ($2,000.00) per any such request.

5.6.5 If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, without the aforesaid Landlord approval, Landlord may after such default by Tenant and upon prior notice to Tenant, at any time and from time to time, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

5.6.6 The consent by Landlord to a Proposed Transfer under any of the provisions hereof shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

5.6.7 Intentionally Omitted.

5.6.8 If this Lease terminates prior to the Expiration Date, then such sublease shall terminate and expire concurrent therewith; provided, however, if Landlord elects, in its sole and unfettered discretion, by express written notice to such Tenant or subsequent transferor, to recognize said sublease, then notwithstanding the termination of this Lease, the sublease shall remain in effect as a direct lease between Landlord and Tenant or subsequent transferor, and such Transferee shall attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense which theretofore accrued to such Transferee against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent, (D) bound to return such Transferee’s security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such Transferee shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such Transferee, or to perform any alterations or improvements in the sublet space or the Building, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this Lease. The provisions of this Section shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.

5.6.9 Notwithstanding anything to the contrary contained in this Section, neither Tenant nor any other person having a right to possess, use, or occupy (for convenience, collectively referred to in this subsection as “Use”) the Premises shall enter into any lease, sublease, license, concession or other agreement for Use of all or any portion of the Premises which provides for rental or other payment for such Use based, in whole or in part, on the net income or profits derived by any person that leases, possesses, uses, or occupies all or any portion of the Premises (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a transfer of any right or interest in the Use of all or any part of the Premises.

5.7 Insurance; Indemnification.

5.7.1 Insurance. Tenant shall at its sole cost and expense take out and keep in force and effect during the Term and any extensions thereof, the following insurance coverage:

(a) Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, owned, hired and non-owned automobile liability and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with minimum primary limits of $5,000,000 each occurrence and $5,000,000 annual aggregate (and not more than $25,000 self-insured retention) or such other limits as Landlord may reasonably require and which can be satisfied through the use of primary and/or umbrella liability policies.

(b) “All Risk” Property insurance covering (i) all Tenant’s Property (as hereinafter defined), and (ii) any leasehold improvements installed by Tenant, whether pursuant to this Lease or pursuant to any prior lease or other agreement to which Tenant was a party (“Tenant-Insured Improvements”). Such insurance shall be written on a special cause of loss form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one (1) year plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings and continuing expenses, including rent, attributable to the risks outlined in this Section.

(c) Worker’s Compensation and Employer’s Liability or other similar insurance to the extent required by Law.

(d) Cyber Liability Insurance in the amount of $1,000,000.

(e) Form of Policies. The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. Such insurance shall (i) be issued by an insurance company that has an A.M. Best rating of not less than A-VIII; (ii) be in form and content reasonably acceptable to Landlord; (iii) provide that it shall not be canceled or materially changed without thirty (30) days’ prior notice to Landlord, except that ten (10) days’ prior notice may be given in the case of nonpayment of premiums; (iv) contain a waiver by the insurer of any rights of subrogation or indemnity or any other claim to which the insurer might otherwise be entitled against Landlord or the other Landlord Indemnitees (defined below), and (v) contain a cross liability clause. Tenant’s Commercial General Liability Insurance shall (a) add Landlord, Landlord’s managing agent, the other Landlord Indemnitees, and any other party designated by Landlord (“Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and noncontributing with Tenant’s insurance. Landlord shall be designated as a loss payee with respect to Tenant’s Property insurance on any Tenant Insured Improvements. Tenant shall deliver to Landlord, on or before the Commencement Date and at least ten (10) days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 28” (Evidence of Commercial Property Insurance) and “ACORD 25-S” (Certificate of Liability Insurance) or the equivalent. Attached to the ACORD 25-S (or equivalent) there shall be an endorsement specifically adding the names of the Additional Insured Parties as additional insureds which shall be binding on Tenant’s insurance company and shall expressly require the insurance company to notify each Additional Insured Party in writing at least thirty (30) days before any termination or material change to the policies, except that ten (10) days’ prior notice may be given in the case of nonpayment of premiums.

(f) Tenant shall maintain such increased amounts of the insurance required to be carried by Tenant under this Section, and such other types and amounts of insurance covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but not in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

Landlord makes no representation or warranty to Tenant that the amount of insurance required to be carried by Tenant under the terms of this Lease is adequate to fully protect Tenant’s interests. Tenant is encouraged to evaluate its insurance needs and obtain whatever additional types or amounts of insurance that it may deem desirable or appropriate.

(g) Landlord’s Insurance. During the Term, Landlord shall carry commercial general liability insurance in an amount Landlord deems reasonably appropriate covering the Property. Landlord agrees to carry Special Causes of Loss property insurance covering the full replacement value of the Building and Property (but not covering Tenant’s personal property).

5.7.2 Indemnification and Liability. To the maximum extent such agreement may be made effective according to law, Tenant shall defend, indemnify and save harmless, Landlord and its affiliates and its and their respective lenders, members managers, partners, officers, directors, successors, assigns, representatives, agents and employees (the “Landlord Indemnitees”) against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable architects’ and attorneys’ fees, which may be imposed upon or incurred by or asserted against Landlord, its employees and/or its agents by reason of any of the following occurring during the Term, or during any period of time prior to the Commencement Date that Tenant may have been given access to or possession of all or any part of the Premises arising out of (i) any work, or thing being done in on or about the Premises or the Building or any part thereof by or at the instance of Tenant, its agents, contractors, subcontractors, servants, employees, licensees or invitees, excepting only (i) Landlord’s initial construction and performance of the Landlord’s Work and (ii) those actions which are a result of the negligence or willful misconduct of Landlord, its agents, contractors, servants or employees; (ii) any negligence or otherwise wrongful act or omission on the part of Tenant or any of its agents, contractors, subcontractors, servants, employees, subtenants, licensees or invitees; (iii) any accident, injury or damage to any person or property occurring in, on or about the Premises, the Building or any part thereof or the Common Areas, if such injury in the Common Areas is alleged or claimed to be due to any act or omission of Tenant, excepting only those accidents, injuries or damages which result from the negligence or willful misconduct of Landlord, its agents, contractors, servants or employees; (iv) Tenant’s use of, or the existence of any of Tenant’s video camera equipment or monitors on the Premises, Building or Lot; and (v) any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or complied with. In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant upon written notice from Landlord shall at Tenant’s expense resist or defend such action or proceeding by counsel reasonably acceptable to Landlord. In the event of failure by Tenant to fully perform such defense in accordance with this Section, Landlord, at its option, and without relieving Tenant of its obligations hereunder, may so perform such defense, but all reasonable costs and expenses so incurred by Landlord in that event shall be reimbursed by Tenant to Landlord, together with interest on the same from the date any such expense was paid by Landlord until reimbursed by Tenant, at the rate of interest contained in Section 2.9. Tenant further covenants and agrees to indemnify, defend and hold all Landlord Indemnitees harmless from any and all mechanic’s and materialmen’s liens and/or claims of any contractors, subcontractors or materialmen claiming by, through or under Tenant with respect to any work performed, or labor, materials or supplies provided, in connection with any work performed by or on behalf of Tenant, its employees, agents or contractors, on or with respect to Premises other than Landlord’s initial construction and performance of the Landlord’s Work. This Section shall survive the expiration or termination of this Lease.

(a) Except for the negligence or willful misconduct of Landlord, Tenant hereby waives all claims against and releases Landlord and the Landlord Indemnitees from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, or (d) the inadequacy or failure of any security or protective services, personnel or equipment.

(b) Subject to the waiver of subrogation and such other applicable waivers set forth herein, and except to the extent caused by the negligence or willful misconduct of the Tenant Indemnified Parties (as hereinafter defined), Landlord shall indemnify, defend and hold harmless Tenant and its Affiliates and its and their directors, officers, employees, agents, licensees, successors and assigns (the “Tenant Indemnified Parties”) from and against, any and all Losses, which any of the Tenant Indemnified Parties may incur to the extent relating to or arising out of (i) the negligence or willful misconduct of Landlord or Landlord’s agents or contractors within the Premises, (ii) an incident that occurs at the Property other than within the Premises and that results in personal injury or property damage, or (iii) Landlord’s failure to comply with the terms of this Lease beyond any applicable notice and cure period. The foregoing indemnity shall survive the termination of this Lease.

5.8 Tenant’s Risk: That all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant may be on the Premises or elsewhere in the Building or on the Lot, shall be at the sole risk and hazard of Tenant, except as provided below, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord except and solely to the extent that such loss occurs due to the negligence of willful misconduct of the Landlord, its employees and/or agents, contractors, managers, principals, or members.

5.9 Right of Entry: To permit Landlord and its agents: to examine the Premises (i) immediately in the event of an emergency or (ii) upon twenty-four (24) hour prior written notice for a non-emergency and, if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary, to remove, at Tenant’s expense, any alterations, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing; and to show the Premises to prospective tenants during the twelve (12) months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times upon reasonable notice. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent. If Tenant shall not be present when for any reason entry into the Premises shall be necessary or permissible, Landlord or Landlord’s agents, representatives, contractors or employees may enter the same without rendering Landlord or such agents liable therefor if during such entry Landlord or Landlord’s agents shall accord reasonable care under the circumstances to Tenant’s property, and without in any manner affecting this Lease; provided, however, that Tenant may elect to have a representative accompany Landlord during any such access. Landlord shall exercise its rights under this Section so as to minimize any interference with Tenant’s business. Tenant shall, at all times during the Term, be responsible for ensuring that Landlord has any and all keys, cards, codes or other means necessary to access the Premises.

5.10 Security: To comply with all such measures as Landlord may deem advisable in its reasonable discretion for the security of the Building and its occupants, including, without limitation, the evacuation of the Building for cause, suspected cause, or for drill purposes, the temporary denial of access to the Building, and the closing of the Building after regular working hours, (i.e. 8:00 a.m. to 6:00 p.m. on business week days) weekends and legal holidays (the “Building Service Hours”), subject, however, to Tenant’s right to admittance when the Building is closed after regular working hours by use of a secure card access system which is automatically activated outside of such regular working hours, or under such other regulations as Landlord may prescribe from time to time.

Landlord shall be the sole determinant of the type and amount of any access control or courtesy guard services to be provided to the Building, if any. IN ALL EVENTS, LANDLORD SHALL NOT BE LIABLE TO TENANT, AND TENANT HEREBY WAIVES ANY CLAIM AGAINST LANDLORD, FOR (I) ANY UNAUTHORIZED OR CRIMINAL ENTRY OF THIRD PARTIES INTO THE PREMISES OR THE BUILDING, OR (II) ANY DAMAGE TO PERSONS OR ANY LOSS OF PROPERTY IN AND ABOUT THE PREMISES OR THE BUILDING, BY OR FROM ANY UNAUTHORIZED OR CRIMINAL ACTS OF THIRD PARTIES, REGARDLESS OF ANY ACTION, INACTION, FAILURE, BREAKDOWN, MALFUNCTION AND/OR INSUFFICIENCY OF THE ACCESS CONTROL OR COURTESY GUARD SERVICES PROVIDED BY LANDLORD.

Subject to the foregoing, Tenant may install, at its own expense, a security system for the Premises, provided, however, that (i) Tenant shall obtain Landlord’s prior written consent prior to such installation and (ii) Tenant shall provide Landlord with all means necessary to immediately enter the Premises 24 hours per day, 7 days per week.

5.11 Personal Property Taxes: To pay promptly when due all taxes which may be imposed upon personal property installed by Tenant (including, without limitation, fixtures and equipment) in the Premises to whomever assessed.

5.12 Payment of Litigation Expenses: As Additional Rent, to pay all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease.

5.13 Tenant Holdover: To upon the expiration or earlier termination of the Term of this Lease, quit and surrender the Premises to Landlord in the condition described in this Lease. Any holding over by the Tenant after the expiration or earlier termination of the Lease Term shall be treated as a tenancy at sufferance, at the Rent set forth below, and otherwise on the terms and conditions of this Lease. For the period of such unauthorized occupancy, Tenant shall pay to Landlord (a) one hundred fifty percent (150%) of the total of the Base Rent and Additional Rent in effect during the last month of the Term of this Lease for the first month or portion thereof, and (b) two hundred percent (200%) of the total of the Base Rent and Additional Rent in effect during the last month of the Term of this Lease for any subsequent months in which Tenant shall retain possession of the Premises or any part thereof after the termination of this Lease, whether by lapse of time or otherwise. Tenant shall also pay all damages sustained by Landlord on account thereof. For the purposes of clarity, Tenant shall have no right to occupy all or any part of the Premises after the expiration or earlier termination of this Lease. The provisions of this subsection shall not operate as a waiver by Landlord on the right of re-entry provided in this Lease or by statute.

5.14 Hazardous Wastes. Not to use any portion of the Premises, Building or Lot for the use, generation, treatment, storage or disposal of “oil”, “hazardous material”, “hazardous waste”, or “hazardous substances” (collectively, the “Materials”), as such terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. S9601 et seq., as amended, the Resource Conservation and Recovery act of 1976, 42 U.S.C. S6901 et seq., as amended, and the regulations promulgated thereunder, and all applicable state and local laws, rules and regulations, including, without limitation, Massachusetts General Laws, Chapters 21C and 21E (the “Superfund and Hazardous Waste Laws”), or remove any Materials from the Property without the express written prior consent of Landlord and, if required, its mortgagees, and then only to the extent that the presence or removal of the Materials is (i) properly licensed and approved by all appropriate governmental officials and in accordance with all applicable laws and regulations and (ii) in compliance with any terms and conditions stated in said prior written approvals by the Landlord or its mortgagees. Without limiting the generality of Tenant’s obligation to comply with Laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Laws in connection with this Section 5.14. Other than the wastewater discharge permit which has been obtained by Landlord and shall be maintained throughout the Term, Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Materials management plans and programs, any and all Materials risk management and pollution prevention programs, and any and all Materials emergency response and employee training programs respecting Tenant’s use of Materials. Upon request of Landlord, Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant’s activities involving Materials and showing to Landlord’s satisfaction compliance with all Laws and the terms of this Lease. As a material inducement to Landlord to enter into this Lease with Tenant, Tenant has fully and accurately completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire (the “Environmental Questionnaire”), which is attached hereto as Exhibit G. Tenant shall promptly provide Landlord with copies of all notices received by it, including, without limitation, any notice of violations, notice of responsibility or demand for action from any federal state or local authority or official in connection with the presence of Materials in or about the Property or removal of Materials from the Property. In the event of any release of Materials by Tenant, its employees, agents, contractors or invitees, as defined in the Superfund and Hazardous Laws, Tenant shall to the extent required by Laws promptly remedy the problem in accordance with all applicable laws and requirements and shall indemnify and hold the Landlord harmless from and against all loss, costs, liability and damage, including attorneys’ fees and the cost of litigation, arising from the presence or release of any Materials by Tenant, its employees, agents, contractors or invitees, in or on the Premises or removal of Materials released by Tenant, its employees, agents, contractors or invitees, from the Property. In addition to the foregoing and notwithstanding anything to the contrary contained herein, if any written report prepared by a qualified environmental consultant, including any report containing results of any environmental assessment (an “Environmental Report”) shall indicate (i) the presence of any Materials as to which Tenant has a removal or remediation obligation under this Section, and (ii) that as a result of same, the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the “Clean-up”) of any Materials is required of Tenant, Tenant shall immediately prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord’s written approval, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises are restored to the conditions required by this Lease. Upon Landlord’s approval of the Clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation of any rights and remedies of Landlord under this Lease, immediately implement such plan with a consultant reasonably acceptable to Landlord and proceed to Clean-up Materials in accordance with all applicable laws and as required by such plan and this Lease. If, within thirty (30) days after receiving a copy of such Environmental Report, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such 30-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out any Clean-up recommended by the Environmental Report or required by any governmental authority having jurisdiction over the Premises, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within thirty (30) days after receipt of written demand therefor. Tenant shall continue to pay all Rent due or accruing under this Lease during any Cleanup, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up. Tenant shall complete any Cleanup prior to surrender of the Premises upon the expiration or earlier termination of this Lease, and shall fully comply with all Laws and requirements of any governmental authority with respect to such completion, including, without limitation, fully comply with any requirement to file a risk assessment, mitigation plan or other information with any such governmental authority in conjunction with the Clean-up prior to such surrender. Tenant shall obtain and deliver to Landlord a letter or other written determination required by the overseeing governmental authority, if any, confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises (“Closure Letter”), but only to the extent that such Closure Letter is typically issued by the applicable governmental entity; provided, however, that if such applicable governmental entity does not typically issue such Closure Letter, then Tenant shall use commercially reasonable and diligent efforts to obtain and deliver to Landlord such Closure Letter. Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Materials in accordance with Laws. Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter, if applicable, and any governmental approvals required under Laws in conjunction with such Cleanup prior to the expiration or earlier termination of this Lease, and Tenant’s failure to receive the Closure Letter is prohibiting Landlord from leasing the Premises or any part thereof to a third party, or prevents the occupancy or use of the Premises or any part thereof by a third party, then Tenant shall be liable to Landlord as a holdover tenant until such prohibition or restrictions on Landlord reletting the Premises or prevention of the occupancy or use of the Premises or any part thereof by a third party are/is lifted. The foregoing shall not prohibit Tenant from possessing minimal and customary quantities of those cleaning materials used for the operation of Tenant’s equipment in the Premises. Tenant agrees to indemnify, defend and hold Landlord and each Landlord Indemnitee harmless for, from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, court costs, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature that arise during or after the Lease Term indirectly or directly arising out of or resulting from the presence, suspected presence, transportation, generation, disposal or release of any Hazardous Material at, on, about, from, under or within the Premises, or any portion thereof by Tenant. Each of the covenants and agreements of Tenant set forth in this Section shall survive the expiration or earlier termination of this Lease. Landlord represents and warrants to Tenant that, to the best of Landlord’s knowledge and as of the date of the execution of this Lease, the Premises, the Building and the Lot comply with all Laws and there are no Materials in the Building or on the Property which are required to be removed or otherwise abated in accordance with applicable Laws. Except as to any Materials introduced to or generated at the Premises by Tenant or Tenant Parties in violation of any Superfund and Hazardous Waste Law, this Section will not be applicable to Tenant or the Tenant Parties with respect to, and neither Tenant nor the Tenant Parties will have any responsibility or liability whatsoever for, resulting from, or in any way related to: (a) any Materials at, in, on, under, emanating from or in connection with the Premises prior to Tenant’s occupation thereof, unless otherwise caused by Tenant; or any regulated condition at, on or under the Property, including but not limited to wetlands; (b) the investigation, remediation, cleanup, closure, and/or removal of any sumps, drains, above or under-ground tanks, pipes or other structures or devices existing at the Property (other than those installed by or for Tenant under the Lease) which contained, handled, or were otherwise used in connection with Materials; (c) the acts or omissions of Landlord or any other tenant or subtenant, or its or any of their respective agents, employees, invitees, contractors or subcontractors; (d) any permits, licenses, authorizations, or approvals, except for those which Tenant or any of the Tenant Parties must by law obtain in its or their own name for their use of the Premises; or (e) de minimis losses of oil, petroleum, or other substances contained in (but not transported by) vehicles which enter the Property or any roads, parking areas, or other areas used in connection therewith. Landlord will indemnify and hold harmless Tenant and the Tenant Parties from and against any and all loss, costs, expenses, damages, liability, claims and demands arising, resulting from or connected with any matters covered in clauses (a), (b), (c), and (d) above (except to the extent such loss, costs, expenses, damages, liability, claims and demands are caused by Tenant or the Tenant Parties).

Prior to the expiration of the Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in or serving the Premises, and all exhaust or other ductwork in or serving the Premises, in each case that has carried, released or otherwise been exposed to any Materials due to Tenant’s use or occupancy of the Premises, and shall otherwise clean the Premises so as to permit the Environmental Assessment called for by this Section to be issued. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report (an “Environmental Assessment”) addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer or industrial hygienist that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s inspection of the Premises and shall state, to Landlord’s reasonable satisfaction, that (a) all Materials released, generated, or the like by Tenant, if any, existing prior to such decommissioning, have been removed in accordance with Laws; (b) all Materials released, generated, or the like by Tenant, if any, have been removed in accordance with Laws from the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in the Premises, may be reused by a subsequent tenant or disposed of in compliance with Laws without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Materials and without giving notice in connection with such Materials; and (c) the Premises may be reoccupied for office, research and development, and/or laboratory uses, demolished or renovated without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of Materials released, generated or the like by Tenant and without giving notice in connection with Materials released, generated or the like by Tenant. Further, for purposes of clauses (b) and (c), “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Materials as Hazardous Materials instead of non-hazardous materials. The report shall also include reasonable detail concerning the clean-up measures taken, the clean-up locations, the tests run and the analytic results. Tenant shall submit to Landlord the identity of the applicable consultants and the scope of the proposed Environmental Assessment for Landlord’s reasonable review and approval at least twenty (20) days prior to commencing the work described therein or at least twenty (20) days prior to the expiration of the Lease Term, whichever is earlier. If Tenant fails to perform its obligations under this Section, without limiting any other right or remedy, Landlord may, on five (5) Business Days’ prior written notice to Tenant perform such obligations at Tenant’s expense if Tenant has not commenced to do so within said five (5) Business Day period, and Tenant shall within thirty (30) days of written demand reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such work. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease. In addition, at Landlord’s election, Landlord may inspect the Premises and/or the Property for Materials at Landlord’s cost and expense within sixty (60) days of Tenant’s surrender of the Premises at the expiration or earlier termination of this Lease. Tenant shall pay for all such costs and expenses incurred by Landlord in connection with such inspection if such inspection reveals that a release or threat of release of Materials exists at the Property or Premises as a result of the acts or omissions of Tenant, its officers, employees, contractors, and agents.

5.15 Tenant’s Financial Condition. During the term of this Lease, (i) within ninety (90) days following the end of each Tenant fiscal year and (ii) within ten (10) Business Days after request by Landlord, Tenant shall, upon the signing of a commercially reasonable confidentiality agreement between the parties, deliver to Landlord Tenant’s financial statements (which shall be for the latest available year). Landlord shall keep all such information confidential and shall require any third party to whom the Landlord is entitled hereunder to furnish the same to maintain such confidentiality. Such financial statements or credit information may be delivered to Landlord’s mortgagees and lenders and prospective mortgagees, lenders, and purchasers, provided that such parties shall be subject to the confidentiality provisions of this Section. Tenant represents and warrants to Landlord that each such financial statement shall be true and accurate in all material respects as of the date of such statement.

ARTICLE VI

CASUALTY AND EMINENT DOMAIN

6.1 Casualty.

6.1.1 Termination or Restoration by Landlord. Should twenty percent (20%) or greater of the Premises be materially damaged, or if the Building of which the Premises are a part, be substantially damaged by fire or other casualty, Landlord may, at its sole discretion, elect to either (i) terminate this Lease or (ii) restore the Premises, in accordance with the terms of this Section 6.1. If Landlord does not elect to terminate this Lease in accordance with the immediately preceding sentence, Landlord shall proceed to restore the Premises to substantially the condition they were in prior to such damage (except for any improvements made by Tenant), subject in all events to the availability and limits of Landlord’s insurance. Landlord shall provide its estimate of such restoration period for the Premises and Building to Tenant within sixty (60) days after the occurrence of the casualty. If Landlord estimates that the Premises or any Common Area necessary to provide access to the Premises cannot be made tenantable within two hundred ten (210) days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within thirty (30) days after Landlord’s assessment. Tenant, however, shall not have the right to terminate this Lease if the casualty was caused by the intentional misconduct of Tenant, or its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees and agents In addition, Landlord by notice to Tenant within ninety (90) days after the date of the casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than two (2) years of the Term remaining on the date of the casualty; (2) any mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building or Premises occurs. Tenant may terminate this Lease if (i) the damage to the Premises occurs during the last twelve (12) months of the Term, and, as a result of such damage, Tenant cannot reasonably conduct business from the Premises for a period of at least one-half (1/2) of the then-remaining term or (ii) Landlord fails to restore the Premises and/or Building in accordance with the terms of this Lease within two hundred forty (240) days from the date the repair is started.

6.1.2 Insurance Proceeds. Unless Landlord or Tenant terminates this Lease or Landlord’s lender or mortgage holder requires otherwise, Landlord shall apply all insurance proceeds received by Landlord as the result of the casualty to restoration of the Premises. Notwithstanding anything to the contrary contained herein, in the event of a casualty in which Landlord’s lender or mortgage holder does not allow insurance proceeds to be so applied, Landlord or Tenant shall have the option to terminate this Lease and shall notify the other within thirty (30) days after notice of such lender’s or holder’s l as to whether Landlord will fund the restoration or terminate the Lease.

6.2 Eminent Domain.

6.2.1 Taking. If the whole or any material part of the Lot, the Building or the Premises shall be acquired or condemned for any public or quasi-public use or purpose, this Lease and the Term shall end as of the date of the vesting of title with the same effect as if said date were the Expiration Date. Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. If only a part of the Building and not the entire Premises shall be so acquired or condemned then:

(a) Except as hereinafter provided, this Lease and the Term shall continue in force and effect, but, if a part of the Premises is included in the part of the Lot so acquired or condemned, from and after the date of the vesting of title, the Base Rent and the floor area of the Premises shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the Premises immediately prior to such acquisition or condemnation and Tenant’s Proportionate Share shall be adjusted accordingly on a pro rata basis, according to the new rentable square footage of the Building;

(b) if the part of the Lot so acquired or condemned shall contain more than thirty-five percent (35%) of the total area of the Premises immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, Tenant, at Tenant’s option, may give to Landlord, within thirty (30) days next following the date upon which Tenant shall have received notice of vesting of title, a thirty (30) days’ notice of termination of this Lease.

(c) If any such notice of termination is given by Landlord or Tenant, this Lease and the Term shall come to an end and expire upon the date set forth therein with the same effect as if the date of expiration were the Expiration Date. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated pursuant to this Section 6.2, Landlord, at Landlord’s expense, shall restore that part of the Premises not so acquired or condemned as nearly as practicable to the condition existing immediately prior to such taking. Upon the termination of this Lease and the Term pursuant to this Section 6.2, the Base Rent and Additional Rent shall be apportioned and any prepaid portion of Base Rent and Additional Rent for any period after such date shall be refunded by Landlord to Tenant.

6.2.2 Awards. In the event of any such acquisition or condemnation of all or any part of the Lot, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation, Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 6.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s property included in such taking, and for any moving expenses.

6.2.3 Access. Following any fire or other casualty, Tenant shall be entitled to immediately access the Premises, subject to the orders and requirements of local authorities provided that Tenant shall reasonably cooperate with Landlord so to minimize any inconvenience to Landlord and its contractors in the performance of any restoration work or other Building recovery. If this Lease terminates as provided in this Article 6, Tenant shall vacate the Premises within sixty (60) days.

Landlord reserves, and Tenant grants to Landlord, all rights which Tenant may have for damages or injury to the Premises for any taking by eminent domain, except for damage to Tenant’s fixtures, property or equipment and Tenant’s reasonable moving expenses or interruption to its business.

ARTICLE VII

DEFAULT

7.1 Events of Default. In addition to any other default specifically described in this Lease, each of the following events shall be a “Default” or “Event of Default” hereunder:

7.1.1 If Tenant shall default in the payment when due of any installment of Base Rent or in the payment when due of Additional Rent, and such default continues for more than five (5) days following written notice from Landlord to Tenant; provided, however, that for each calendar year during which Landlord has already given Tenant one written notice of the failure to pay an installment of Base Rent or Additional Rent, no further notice shall be required; or

7.1.2 Intentionally Omitted; or

7.1.3 If the Premises shall become permanently vacant, deserted or abandoned; or

7.1.4 If Tenant’s interest or any portion thereof in this Lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as expressly otherwise permitted herein; or

7.1.5 If:

(a) Tenant shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(b) Tenant shall commence or institute any case, proceeding or other action (A) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors; or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(c) Tenant shall make a general assignment for the benefit of creditors; or

(d) any case, proceeding or other action shall be commenced or instituted against Tenant (A) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (1) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (2) remains undismissed for a period of sixty (60) days; or

(e) any case, proceeding or other action shall be commenced or instituted against Tenant seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(f) Tenant shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (b), (c), (d) or (e) above; or

(g) a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant which appointment is not vacated or stayed within sixty (60) days; or

7.1.6 If Tenant shall fail more than three (3) times during any twelve (12) month period to pay any installment of Base Rent or any item of Additional Rent when due; or

7.1.7 If applicable, if Landlord shall present a letter of credit to a bank in consideration of the Security Deposit which issued the same in accordance with Section 8.1 hereof, and the bank shall fail to honor such letter of credit and pay the proceeds thereof to Landlord for any reason caused by Tenant; or

7.1.8 If Landlord applies or retains any part of the security held by it hereunder, and Tenant fails to deposit with Landlord the amount so applied or retained by Landlord, or to provide Landlord with a replacement Security Deposit or Letter of Credit (as applicable), if applicable, within five (5) Business Days after notice by Landlord to Tenant stating the amount applied or retained; or

7.1.9 Tenant permits a transfer in violation of Section 5.6 of this Lease; or

7.1.10 Any representation or warranty given by Tenant under or in connection with this Lease proves to be materially false or misleading; or

7.1.11 Subject to the grace periods stated in this Lease, if Tenant shall default in the observance or performance of any other term, covenant or condition of this Lease on Tenant’s part to be observed or performed and Tenant shall fail to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot with due diligence be completely remedied within said period of thirty (30) days and Tenant shall not commence within said period of thirty (30) days, or shall not thereafter diligently prosecute to completion, all steps necessary to remedy such default.

Notwithstanding anything contained in this Lease to the contrary, if Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on three (3) separate occasions during any twelve-(12)-month period, Tenant’s subsequent violation of such provision shall, at Landlord’s option, be an incurable Default by Tenant.

7.2 Termination of the Lease.

7.2.1 If an Event of Default: (i) described in 7.1.5 hereof shall occur; or (ii) described in 7.1, 7.1.1, 7.1.2, 7.1.3, 7.1.4, 7.1.6, 7.1.7, 7.1.8, 7.1.9, 7.1.10 or 7.1.11 shall occur and Landlord, at any time thereafter, at its option gives written notice to Tenant stating that this Lease and the Term shall expire and terminate on the date Landlord shall give Tenant such notice, such date being a date not less than three (3) days after the giving of such notice, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as if the date on which the Event of Default described in clause (i) above occurred or the date of such notice pursuant to clause (ii) above, as the case may be, were the Expiration Date or the last day of the Extension Term (as defined in Section 8.15), as the case may be, and Tenant immediately shall quit and surrender the Premises, but Tenant shall nonetheless be liable for all of its obligations under this Lease. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in 7.1.5 hereof, or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant’s obligations under this Lease within the period prescribed therefor by law or within thirty (30) days after entry of the order for relief or as may be allowed by the court.

7.2.2 If an Event of Default described in Section 7.1 hereof shall occur, or this Lease shall be terminated as provided in Section 7.2 hereof, Landlord, without notice, may, to the fullest extent of the law, reenter and repossess, without being deemed guilty of any manner of trespass, the Premises using such force for that purpose as may be necessary without being liable to indictment, prosecution or damages therefor and may dispossess Tenant by summary proceedings or otherwise.

7.2.3 In the event of any such termination, entry or re-entry, Landlord shall have the rights to remove and store Tenant’s property and that of persons claiming by, through or under Tenant, at the sole risk and expense of Tenant and, if Landlord so elects, (x) to sell such Tenant’s property at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant and pay the balance, if any, to Tenant, or (y) to dispose of such Tenant’s Property in any manner in which Landlord shall elect, Tenant hereby agreeing to the fullest extent permitted by law that it shall have no right, title or interest in any property remaining in the Premises after such termination, entry or re-entry.

7.3 Joint and Several Liability. If at any time:

7.3.1 Tenant shall be comprised of two (2) or more persons; or

7.3.2 Tenant’s obligations under this Lease shall have been guaranteed by any person other than Tenant; or

7.3.3 Tenant’s interest in this Lease shall have been assigned, the word “Tenant”, as used in 7.1.4, shall be deemed to mean any one or more of the persons primarily or secondarily liable for Tenant’s obligations under this Lease.

Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in 7.1.5 shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Rent or a waiver on the part of Landlord of any rights under this Lease, including Section 7.2. In like manner, if Tenant shall be a general partnership or other business association, the members of which are, by virtue of statute or federal Law, subject to personal liability, then the liability of each such member shall be joint and several.

7.4 Landlord’s Remedies.

7.4.1 If there shall occur any Event of Default, and this Lease and the Term shall expire and come to an end as provided in Section 7 hereof:

(a) Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such default or after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by force or otherwise (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises; and

(b) Landlord, at Landlord’s option, may relet the whole or any portion or portions of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine; provided, however, THAT LANDLORD SHALL HAVE NO OBLIGATION TO RELET THE PREMISES OR ANY PART THEREOF AND SHALL IN NO EVENT BE LIABLE FOR REFUSAL OR FAILURE TO RELET THE PREMISES OR ANY PART THEREOF, OR, IN THE EVENT OF ANY SUCH RELETTING, FOR REFUSAL OR FAILURE TO COLLECT ANY RENT DUE UPON ANY SUCH RELETTING, AND NO SUCH REFUSAL OR FAILURE SHALL OPERATE TO RELIEVE TENANT OF ANY LIABILITY UNDER THIS LEASE OR OTHERWISE AFFECT ANY SUCH LIABILITY, and Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

Notwithstanding the foregoing, Landlord will use reasonable efforts to relet the Premises after Tenant vacates the Premises; however, the marketing and leasing of the Premises in a manner similar to the manner in which Landlord markets and leases other premises within Landlord’s control in the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts”. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenants for the Premises unless and until Landlord obtains full and complete possession of the Premises, including the final and unappealable legal right to relet the Premises free of any claim of Tenant, (ii) lease the Premises to a tenant whose proposed use, in Landlord’s reasonable judgment, will be unacceptable, (iii) relet the Premises prior to leasing any other vacant space in the Building, suitable for the use of the prospective tenant, (iv) lease the Premises for a rental rate less than the current fair market rent then prevailing for similar space in the Building, or (v) enter into a lease with any proposed tenant that does not have, in Landlord’s reasonable but good faith opinion, sufficient financial wherewithal and resources to satisfy its financial obligations under the prospective lease.

(c) Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant. Landlord shall be entitled to take into account in connection with any such reletting of the Premises all relevant factors which would be taken into account by a sophisticated landlord in securing a replacement tenant for the Premises including the first class quality of the Property, matters of tenant mix, and the financial responsibility of any such replacement tenant.

(d) Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (ii) any re-entry by Landlord, or (iii) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of an Event of Default by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

7.5 Landlord’s Damages.

7.5.1 If after an Event of Default this Lease and the Term shall expire and come to an end as provided in Section 7.2 hereof, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 7.4, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

(a) Tenant shall pay to Landlord all Base Rent, Additional Rent and other items of Rent payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be;

(b) Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (referred to as “Deficiency”) between the Rent for the period which otherwise would have constituted the unexpired portion of the Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of clause (ii) of Section 7.4 for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and with such reletting, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs, contribution to work and other expenses of preparing the Premises for such reletting); any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Base Rent; Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

(c) whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages, a sum equal to the amount by which the Rental for the period which otherwise would have constituted the unexpired portion of the Term (commencing on the date immediately succeeding the last date with respect to which a Deficiency, if any, was collected) exceeds the then fair and reasonable rental value of the Premises for the same period, with such lump sum being discounted to a net present value at a rate equal to the prime rate then charged by the Bank of America (or its successors); if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

7.5.2 If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 7.5. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Base Rent reserved in this Lease. Nothing contained herein shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 7.5.

ARTICLE VIII

MISCELLANEOUS

8.1 Security Deposit. Simultaneous with the execution and delivery of this Lease, Tenant has delivered to Landlord the Security Deposit in the form of a letter of credit (“Letter of Credit”) in the amount as set forth Article 1.1 of this Lease, as security for the full and timely performance of Tenant’s obligations under the terms of this Lease. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

8.1.1 The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may from time to time and without prejudice to any other remedy provided in this Lease or by Law, use all or a portion of the Security Deposit to the extent necessary to satisfy past due Rent or to satisfy any other loss or damage resulting from Tenant’s breach under this Lease. If Landlord uses any portion of the Security Deposit, Tenant, within five (5) days after demand, shall restore the Security Deposit to its original amount. If Tenant fully and faithfully complies with all the covenants hereunder, Landlord shall return any unapplied portion of the Security Deposit to Tenant within sixty (60) days after the later to occur of: (a) the Expiration Date or (b) the date Tenant surrenders the Premises to Landlord in compliance with the terms and conditions of this Lease. Landlord may deliver or transfer the Security Deposit (or related letter of credit) to any purchaser of Landlord’s interest in the Premises or any successor Landlord, if applicable, and thereupon Landlord shall be discharged from any further liability with respect to the Security Deposit.

8.1.2 If Landlord elects the Security Deposit to be in the form of an irrevocable Letter of Credit, the Letter of Credit shall: (a) be in the amount set forth in Article 1.1 of this Lease); (b) name Landlord as its beneficiary; (c) be drawn on an FDIC insured financial institution reasonably satisfactory to the Landlord that satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold (as those terms are defined below); and (d) otherwise be in form and content satisfactory to Landlord. The “Minimum Rating Agency Threshold” shall mean that the issuing bank has outstanding unsecured, uninsured and unguaranteed senior long-term indebtedness that is then rated (without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation) “Baa” or better by Moody’s Investors Service, Inc. and/or “BBB” or better by Standard & Poor’s Rating Services, or a comparable rating by a comparable national rating agency designated by Landlord in its discretion. The “Minimum Capital Threshold” shall mean that the Issuing Bank has combined capital, surplus and undivided profits of not less than $10,000,000,000. The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than one (1) year. If the issuer of the Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period, Landlord shall give notice to Tenant of such non-renewal of the Letter of Credit and Tenant shall be required to deliver a substitute Letter of Credit satisfying the conditions hereof at least twenty (20) days prior to the expiration of the term of such Letter of Credit. If the issuer of the Letter of Credit fails to satisfy either or both of the Minimum Rating Agency Threshold or the Minimum Capital Threshold, Tenant shall be required to deliver a substitute letter of credit from another issuer reasonably satisfactory to the Landlord and that satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold not later than ten (10) Business Days after Landlord notifies Tenant of such failure (and Landlord shall use commercially reasonable efforts to return the original Letter of Credit the same day as its receipt from Tenant of the substitute Letter of Credit). Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect until a date which is at least thirty (30) days after the Expiration Date of the Lease. If Tenant fails to furnish such renewal or replacement at least twenty (20) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may, after giving written notice to Tenant, and if Tenant does not then furnish such renewal or replacement within ten (10) days of receipt of such notice, draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a Security Deposit pursuant to the terms of this Section 8.1. Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above, except that such replacement or renewal shall be issued by a national bank reasonably satisfactory to Landlord at the time of the issuance thereof. If Landlord draws on the Letter of Credit as permitted in this Lease, then, upon demand of Landlord, Tenant shall restore the amount available under the Letter of Credit to its original amount by providing Landlord with an amendment to the Letter of Credit evidencing that the amount available under the Letter of Credit has been restored to its original amount.

8.2 Parking; Loading Dock: Tenant shall have the right to use on a non reserved, first come, first served basis, parking in the parking lot adjacent to the Building at a ratio of three (3) vehicle spaces per each one thousand (1,000) rentable square feet of the Premises (as of the date hereof, equaling thirty (30) parking spaces for Tenant’s occupancy of approximately 9,896 rentable square feet) (“Tenant’s Parking Rights”). Tenant’s Parking Rights shall be non-transferable (directly or indirectly) to any other institutions, entities or individuals, except in connection with a transfer of the Lease. Overnight parking at the Building shall be strictly prohibited. Landlord, in Landlord’s sole discretion, may institute a sticker system (the “Sticker System”) in connection with Tenant’s Parking Rights, and Tenant shall be solely responsible for distributing any and all such stickers to Tenant’s employees in connection therewith. Landlord may cause any such illegally parked car or any such car without a parking sticker, if applicable, to be towed from the parking lot, and Landlord may bill the owner of such car for any and all such costs and expenses in connection therewith. Tenant shall use best efforts to comply with any and all policies in connection with this Section 8.2.

8.2.1 Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the parking lot. Landlord shall not be liable for any loss, injury or damage to persons using the parking lot or automobiles or other property thereon, it being agreed that, to the fullest extent permitted by law, the use of the parking lot and the parking spaces shall be at the sole risk of Tenant and its employees. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the parking lot.

8.2.2 Tenant’s Parking Rights shall be subject to such reasonable rules and regulations therefor as may be set and changed with reasonable prior notice by the Landlord from time to time and uniformly enforced by Landlord during the Term. Except in connection with a transfer of the Lease, Tenant’s Parking Rights are non-assignable and intended solely for the use of Tenant’s employees working from and business invitees to the Premises; and as such Tenant shall not offer them for “use” or “license” to any other entity, the general public, or any other tenants of the Building. All such appurtenant rights for parking as set forth in this Section are automatically terminated upon termination of this Lease and shall have no separate independent validity or legal standing. Landlord reserves the right to relocate and/or temporarily close any or all of the parking facilities to the extent necessary in the event of a casualty or governmental taking or for maintenance and repairs of the parking facility provided Landlord shall reopen the same or provide replacement parking facilities as soon as practicable thereafter.

8.2.3 Tenant shall have the right to use on a non-exclusive basis, the Building’s sole common loading dock (the “Loading Dock”). Except in connection with a transfer of the Lease, Tenant’s right to use the Loading Dock shall be non-transferable (directly or indirectly) to any other institutions, entities or individuals. Except for damage or injury caused by Landlord’s negligence or willful misconduct, Landlord shall not be liable for any loss, injury or damage to persons using the Loading Dock or vehicles or other property used in connection therewith, it being agreed that, to the fullest extent permitted by law, the use of the Loading Dock shall be at the sole risk of Tenant and its employees. Use of the Loading Dock shall be subject to such reasonable rules and regulations therefor as may be set and changed with reasonable prior notice by Landlord from time to time and uniformly enforced by Landlord during the Term. All such appurtenant rights to use the Loading Dock as set forth in this Section are automatically terminated upon termination of this Lease and shall have no separate independent validity or legal standing. Landlord reserves the right to temporarily close the Loading Dock to the extent necessary in the event of a casualty or governmental taking or for maintenance and repairs of the Building, provided Landlord shall reopen the same as soon as practicable thereafter.

8.3 Notice of Lease; Consent or Approval; Notices; Bind and Inure; Landlord’s Estate: The titles of the Articles are for convenience only and not to be considered in construing this Lease. The Exhibits attached hereto are incorporated herein by reference. Tenant agrees not to record this Lease, but upon request of either party, both parties shall execute and deliver a notice of this Lease in form appropriate for recording or registration, and if this Lease is terminated before the Term expires, an instrument in such form acknowledging the date of termination. Whenever any notice, approval, consent, request or election is given or made pursuant to this Lease it shall be in writing. Communications and payments shall be addressed if to Landlord at Landlord’s address or at such other address as may have been specified by prior notice to Tenant; and if to Tenant at Tenant’s address or at such other place as may have been specified by prior notice to Landlord. Any communication so addressed shall be mailed by registered or certified mail, return receipt requested, postage prepaid, by express mail, by express courier service, or by hand delivery. Notice or payment shall be deemed given when so delivered by hand or, if mailed by registered or certified mail, two (2) days after it is deposited with the U.S. Postal Service, or if sent by express mail or courier service, one (1) day after it is deposited with the U. S. Postal or such other service. If Landlord by notice to Tenant at any time designates some other person to receive payments or notices, all payments or notices thereafter by Tenant shall be paid or given to the agent designated until notice to the contrary is received by Tenant from Landlord. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that each original Landlord named herein and each successive owner of the Premises shall be liable only for obligations accruing during the period of its ownership. If Landlord shall at any time be a joint venture, tenancy in common, firm or partnership (general or limited) a trust or trustees of a trust, it is specifically understood and agreed that there shall be no personal liability of the Landlord or any joint venturer, tenant, partner, trustee, shareholder, beneficiary or holder of a beneficial interest under any of the provisions hereof or arising out of the use or occupation of the Premises by Tenant. In the event of a breach or default by Landlord of any of its obligations under this Lease, Tenant shall look solely to the interest of the Landlord in the Property and the unencumbered and uncollected future rents, profits and proceeds therefrom for the satisfaction of Tenant’s remedies, and it is expressly understood and agreed that Landlord’s liability under the terms, covenants, conditions, warranties and obligations of this Lease shall in no event exceed the value of such equity interest.

8.4 Landlord’s Failure to Enforce: The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, or, with respect to such failure of Landlord, any of the Rules and Regulations referred to in Section 5.4 or otherwise herein, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation of any such Rules or Regulations. The receipt by Landlord of Base Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord, or by Tenant, unless such waiver is in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.5 Acceptance of Partial Payments of Rent; Delivery of Keys: No acceptance by Landlord of a lesser sum than the Base Rent and Additional Rent then due shall be deemed to be other than on account of the earliest installment of such rent, due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided. The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Premises.

8.6 Cumulative Remedies: The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

8.7 Partial Invalidity: If any term of this Lease, or the application thereof, to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by Law.

8.8 Self-Help: If Tenant shall at any time default in the performance of any obligation under this Lease, Landlord shall have the right after seven (7) days’ prior written notice to Tenant, but shall not be obligated, to enter upon the Premises or Building and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All reasonable sums so paid by Landlord and all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

8.9 Estoppel Certificate: From time to time, within ten (10) days next following request by the other, Tenant or Landlord, as applicable, shall deliver to the other a written statement executed by such party, in form reasonably satisfactory to the requesting party:

8.9.1 stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications);

8.9.2 setting forth the date to which the Base Rent and Additional Rent have been paid;

8.9.3 stating whether or not, to the best knowledge of Tenant, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults; and

8.9.4 certifying as to any other matters reasonably requested.

If any such party fails to timely respond in accordance with the above, then the requesting party shall send a second request to the non-responding party that includes the consequences of the failure to execute and deliver such statement as noted in bold font on such notice, and if such party fails to execute and deliver such statement within five (5) Business Days after receipt of such second request, then such party’s failure to execute and deliver such statement within such time shall be conclusive upon Tenant or Landlord, as applicable, that this Lease is in full force and effect without modification except as may be represented in good faith by Landlord or Tenant, as applicable in any such certificate prepared by Landlord or Tenant, as applicable, and delivered to Landlord or Tenant, as applicable for execution. Tenant acknowledges that any statement delivered pursuant to this Section 8.9 may be relied upon by any purchaser or owner of the Property, Lot, or the Building, or Landlord’s interest in the Property, Lot, or the Building, or by any mortgage, or by an assignee of any mortgage, of the Property, Lot, or the Building.

8.10 Waiver of Subrogation: Neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the property of the other party) for any loss or damage to any of the property of Landlord or Tenant, as the case may be, with respect to their respective property, the Building, the Property or the Premises or any addition or improvements thereto, or any contents therein, to the extent covered by insurance carried or required to be carried by a party hereto, even though such loss might have been occasioned by the negligence or willful acts or omissions of the Landlord or Tenant or their respective employees, agents, contractors or invitees.

8.11 All Agreements Contained: This Lease contains all of the agreements of the parties with respect to the subject matter thereof and supersedes all prior dealings between them with respect to such subject matter.

8.12 Brokerage: Landlord and Tenant warrant to each other that they have had no dealings with any broker or agent in connection with this Lease other than Newmark Knight Frank (the “Broker(s)”), and covenant to defend with counsel approved by the other, hold harmless and indemnify the other from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any other broker or agent with respect to this Lease or the negotiation thereof claiming through the indemnifying party. Landlord shall be responsible for payment of fees to Broker(s) per a separate agreement.

8.13 Submission Not an Option: The submission of this Lease or a summary of some or all of its provisions for examination does not constitute a reservation of or option of the Premises or an offer to lease and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

8.14 Transfer for Landlord: In the event of a sale or conveyance by Landlord of the Premises, the same shall operate to release Landlord from any future liability as to obligations arising after such sale or conveyance for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to Landlord’s successor in interest with respect thereto and agrees to attorn to such successor.

8.15 Option to Extend Term.

8.15.1 Provided (a) that there has not been an Event of Default (as defined in Article 7 of this Lease), (b) this Lease is still in full force and effect, and (c) Tenant is occupying at least seventy percent (70%) of the Premises, Tenant shall have the option to extend the initial term for one (1) five (5) year period (the “Extension Term”) commencing on the day immediately succeeding the Expiration Date of the then current term, under the same terms, covenants and conditions contained in this Lease (except that Landlord shall not be obligated to refurbish the

Premises nor provide any allowance therefor, and there shall be no further extension options for a second option term); provided, however, that the Base Rent for the Extension Term shall be equal to the greater of (i) the Base Rent in effect during the last year of the initial Lease Term and (ii) the Fair Market Rent for comparable space in the Building and comparable mixed-use office and research and development buildings located in the Bedford and Lexington submarket, having due regard for the size, location and use of the Premises. Regardless of whether the Base Rent for the Extension Term is calculated based on (i) or (ii) above in this Section 8.15.1, the Base Rent of the Extension Term shall include annual increases consistent with Fair Market Rent increases at the time of Tenant’s renewal exercise. In the event Tenant exercises its option to extend the then current term as provided herein, the Expiration Date shall be that date which is the last day of the Extension Term, and Landlord and Tenant shall thereupon execute an amendment to this Lease in form satisfactory to Landlord (the “Extension Term Amendment”) extending the Expiration Date to this Lease and modifying the Base Rent in accordance with the provisions of this Section.

8.15.2 If Tenant desires to exercise its option to extend the Term as contained in this Section, time being of the essence, Tenant shall provide Landlord written notice not less than twelve (12) months prior to the Expiration Date of the then current term.

8.15.3 “Fair Market Rent” shall mean the fair market rent, including concessions (and taking into account all relevant market factors) that would be agreed upon between a landlord and a tenant entering into a new lease for comparable space in the Building and in comparable mixed- use office and research and development buildings located in the Bedford and Lexington submarket as to location, size and use, in a comparable building assuming the premises are in their then as-is condition, a comparable term and comparable operating expenses and real estate taxes, assuming that the landlord and the tenant are informed and well-advised and each is acting in what it considers its own best interests. Landlord and Tenant shall negotiate in good faith to determine the Fair Market Rent for the Extension Term for a period of thirty (30) days after the date on which Landlord receives Tenant’s written notice of Tenant’s election to extend the term, as provided hereunder.

8.15.4 In the event Landlord and Tenant are unable to agree upon the Fair Market Rent for the Extension Term within said thirty (30) day period, the Fair Market Rent shall be determined by a board of three (3) licensed commercial real estate appraisers, each having at least ten (10) years’ experience in leasing in the mixed-use office and research and development submarket in Bedford and Lexington, one of whom shall be named by Landlord, one of whom shall be named by Tenant and the two so appointed shall select the third. Landlord and Tenant agree to make their appointments within fifteen (15) days after the expiration of said thirty (30) day period. The two appraisers selected by Landlord and Tenant shall select the third appraisers within fifteen (15) days after they have both been selected, and each of Landlord’s and Tenant’s appraiser shall, within fifteen (15) days after the third appraiser is selected, submit his or her determination of Fair Market Rent to the third appraiser. The third appraiser shall select the determination of Landlord’s or Tenant’s appraiser that such third appraiser finds to most closely resemble Fair Market Rent, and that amount shall be the Base Rent during the Extension Term. Each party shall bear the cost of its appraiser and the parties shall share equally in the cost of the third appraiser. In the event that Fair Market Rent has not been determined as of the start of the Extension Term, then Base Rent shall be paid at the rate payable immediately prior thereto, and an adjustment, retroactive to the start of the Extension Term, shall be made once Fair Market Rent is known. Notwithstanding anything contained herein to the contrary, if an Event of Default (as defined in Article 7) occurs at any time after Tenant’s written exercise of the extension option but before the commencement of the Extension Term, Landlord may elect, at Landlord’s sole discretion by written notice to Tenant, to reject Tenant’s exercise of the extension option. If Landlord so rejects Tenant’s exercise of the extension option, the extension option shall be null and void.

8.16 Early Termination Option. Provided that no Event of Default is then outstanding, Tenant shall have a one-time right to terminate this Lease effective as of the first (1st) day of the sixty-first (61st) month following the Term Commencement Date (the “Early Termination Date”) in accordance with the terms set forth in this Section 8.16.

8.16.1 Early Termination Notice and Termination Payment. In order to initiate early termination of the Lease, Tenant shall simultaneously deliver to Landlord (i) written notice thereof and (ii) a check payable to Landlord in the amount of $1,448,402.00, representing a fee equal to the sum of all unamortized transaction costs for this Lease, plus interest accrued thereon at a rate of nine percent (9%) per annum, which fee includes, without limitation (i) the cost of the Landlord’s Work actually paid by Landlord and (ii) brokerage commissions incurred by Landlord in leasing the Premises to Tenant (the “Termination Payment”, and collectively, the “Early Termination Notice”) no later than fifteen (15) months prior to such Early Termination Date (TIME BEING OF THE ESSENCE with respect to such notice). If Landlord has not received an Early Termination Notice from Tenant by fifteen (15) months prior to the Early Termination Date, the termination right set forth in this Section 8.16 shall automatically expire without notice to Tenant.

8.16.2 Tenant’s failure to timely pay Landlord the Termination Payment shall render the Early Termination Notice delivered to Landlord null and void and this Lease shall continue in full force and effect pursuant to the terms hereof. If, on the Early Termination Date, Tenant is in default of any monetary obligation or any material non-monetary obligation under this Lease beyond any applicable grace, notice and cure period, then the Early Termination Notice delivered to Landlord shall be null and void and this Lease shall continue in full force and effect pursuant to the terms hereof and the Termination Payment paid by Tenant to Landlord shall be allocated (i) first to the cost of curing all such defaults of monetary obligations or material non-monetary obligations of Tenant under this Lease (including Landlord’s costs incurred in remedying same, to the extend Landlord is entitled to such costs pursuant to this Lease), and (ii) thereafter, the remainder shall be refunded to Tenant no later than thirty (30) days after the Early Termination Date. If Tenant properly terminates the Lease pursuant to the provisions of this Section 8.16, the Lease shall expire at midnight on the Early Termination Date as if such date was the date set forth in the Lease as the Expiration Date.

8.16.3 Tenant’s right to terminate this Lease is contingent upon (i) timely delivery of the Early Termination Notice and the Termination Payment, (ii) Tenant not being in default of any monetary obligation or any material non-monetary obligation under this Lease beyond any applicable grace, notice and cure period as of the Early Termination Date (including any Event of Default hereunder), and (iii) Tenant’s strict compliance with the requirements of Section 8.16.2 above.

8.17 Right of First Offer.

8.17.1 Subject to the terms and conditions set forth below, Tenant shall have a one-time “Right of First Offer” to lease any space that becomes available on the second (2nd) floor of the Building, but excluding space that is vacant as of the date hereof and for a period of one (1) year thereafter (the “ROFO Space”).

8.17.2 If there shall be less than three (3) years remaining in the then current Term, then Tenant’s Right of First Offer for such ROFO Space shall be contingent upon Tenant effectively exercising its option, if any, to extend the Term pursuant to Section 8.15 above at the same time as it exercises such Right of First Offer, and the term of the ROFO Space shall be for the same Term as extended.

8.17.3 Landlord will notify Tenant of its plans to market any portion of the ROFO Space for lease to any unrelated third party. Landlord’s notice shall specify the size and location of the ROFO Space that it plans to market, Landlord’s estimate of the fair market rent for such ROFO Space, the date of availability of such ROFO Space and all other material terms and conditions which will apply to such ROFO Space (with the Base Rent being the then-current Fair Market Rent for such space). Tenant will notify Landlord within ten (10) Business Days of Landlord’s notice if Tenant wishes to lease such ROFO Space from Landlord on the terms and conditions so specified. If Tenant notifies Landlord that it wishes to lease the ROFO Space, Landlord and Tenant shall execute an amendment to this Lease incorporating the ROFO Space into the Premises upon the terms contained in Landlord’s notice within ten (10) Business Days thereafter. If Tenant fails to (i) notify Landlord within said ten (10) Business Day period that Tenant intends to lease such ROFO Space, or (ii) simultaneously exercise its option to extend, if necessary, or (iii) execute a lease agreement for such ROFO Space within ten (10) Business Days of Tenant’s notice of intent to Landlord and provided further that so long as Landlord provides an amendment to this Lease for such space within three (3) days of Tenant’s notice of intent to Landlord, then, in any of such aforementioned instances, Tenant shall be deemed to have waived its rights with respect to the ROFO Space and Landlord shall be entitled to lease, at its sole discretion and without any further notice to Tenant, all or any portion of such ROFO Space to any third party or parties on such terms and conditions, including, without limitation, options to extend the term of such lease and/or expand the premises under such lease, and for such rent as Landlord determines, all in its sole discretion, and the Right of First Offer with respect to any such space shall be of no further force or effect.

8.17.4 Notwithstanding any contrary provision of this Section 8.17 or any other provision of this Lease, any Right of First Offer and any exercise by Tenant of any Right of First Offer shall be void and of no effect unless on the date Tenant notifies Landlord that it is exercising the Right of First Offer and on the commencement date of the amendment for the ROFO Space (i) this Lease is in full force and effect and (ii) no Event of Default has occurred and is then continuing under this Lease and (iii) Tenant shall not have assigned this Lease, and there shall not be any sublease or subleases in effect as of the commencement of the term of the Lease for any of the ROFO Space as of the date of Landlord’s notice of the ROFO Space availability.

8.18 Landlord’s Property. Subject to Section 8.19 below, all fixtures, machinery, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and shall not be removed by Tenant unless Landlord requests their removal at the time of the installation thereof and otherwise in accordance with the provisions of this Lease. Further, any personal property in the Premises on the Commencement Date, movable or otherwise, unless installed and paid for by Tenant, shall be and shall remain the property of Landlord and shall not be removed by Tenant. In no event shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent: any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar Building operating equipment and decorations.

8.19 Tenant’s Property.

8.19.1 All movable non-structural partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment, that are installed in the Premises by, or for the account of, Tenant without expense to Landlord and that can be removed without structural damage to the Property, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, the “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term, provided Tenant repairs or pays the cost of repairing any damage to the Premises or to the Property resulting from the installation and/or removal thereof. At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises (i) all of Tenant’s Property, and (ii) any alterations, if any, as agreed in writing prior to the expiration of this Lease in accordance with Section 5.2 hereof, and Tenant shall repair any damage to the Premises or the Property resulting from any installation and/or removal of Tenant’s Property and/or any other items required to be removed by Tenant. If Tenant fails to remove any of Tenant’s Property and/or any other items required to be removed by Tenant in accordance with this Lease, or to restore the Premises to the required condition, within two (2) days after termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property and/or any other items required to be removed by Tenant, and/or perform such restoration of the Premises. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property and/or any other items required to be removed by Tenant. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property and/or any other items required to be removed by Tenant from the Premises or storage, within thirty (30) days after notice, Landlord may deem all or any part of Tenant’s Property and/or any other items required to be removed by Tenant to be abandoned and, at Landlord’s option, title to Tenant’s Property and/or any other items required to be removed by Tenant shall vest in Landlord or Landlord may dispose of Tenant’s Property and/or any other items required to be removed by Tenant in any manner Landlord deems appropriate.

8.19.2 Notwithstanding anything to the contrary contained herein, if an Event of Default occurs under this Lease, then Landlord may, to the fullest extent permitted by law and in addition to any other remedies provided herein, enter upon the Premises and take possession of any furnishings, other personal property, fixtures, equipment and the like, including, without limitation, specialized trade fixtures and equipment, that were paid, in whole or in part, out of the

Maximum Amount in connection with the Guaranteed Maximum Price construction contract, Exhibit C, Exhibit C-1, and/or Exhibit C-2, as applicable (the “Collateral”), without being held liable for trespass or conversion, and sell the same at public or private sale, after giving Tenant at least ten (10) days written notice (or more if required by law) of the time and place of such sale. Such notice may be sent with or without return receipt requested. Unless prohibited by law, Landlord and/or any of its affiliates and its and their respective lenders, members, managers, partners, officers, directors, successors, assigns, representatives, agents and employees may purchase any of the foregoing Collateral at such sale. Subject to applicable law, the proceeds from such sale, less Landlord’s expenses, including reasonable attorneys’ fees and other expenses, shall be credited against Tenant’s obligations. Any surplus shall be paid to Tenant immediately (or as otherwise required by law) and any deficiency shall be paid by Tenant to Landlord upon demand. Notwithstanding anything to the contrary contained herein, Landlord and Tenant shall cooperate to memorialize a list of the Collateral within a commercially reasonable period of time following the effective date of this Lease, which such commercially reasonable period of time is anticipated to be within forty-five (45) days following the effective date of this Lease.

8.20 Waiver. Except as otherwise expressly set forth herein, Tenant and Landlord each hereby waive the right to recover from the other any incidental, statutory, indirect, consequential, special or punitive damages, loss of profits or revenue.

8.21 Intentionally Deleted.

8.22 Counterparts. This Agreement may be executed in any number of counterparts (including facsimiles), each of which will be deemed an original, but all of which will be deemed one and the same instrument.

8.23 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that Tenant shall obtain Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of this Lease. Tenant shall pay all costs in connection therewith. Landlord reserves the right, upon notice to Tenant prior to the expiration or earlier termination of this Lease, to require that Tenant, at Tenant’s sole cost and expense, remove any Lines located in or serving the Premises prior to the expiration or earlier termination of this Lease.

8.24 Construction of Property and Other Improvements. Tenant acknowledges that portions of the Property may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction. Landlord shall use commercially reasonable efforts to mitigate the impact of such noise, dust, obstruction, etc. and to ensure that such construction shall not unreasonably interfere with Tenant’s use of and access to the Premises.

8.25 Subdivision. Landlord reserves the right to subdivide all or a portion of the Building or Property. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional commercially reasonable documents needed to conform this Lease to the circumstances resulting from a subdivision and any all maps in connection therewith. Notwithstanding anything to the contrary set forth in this Lease, the separate ownership of any buildings and/or Common Areas by an entity other than Landlord shall not affect the calculation of Operating Costs or Tenant’s payment of Operating Costs in connection with this Lease.

8.26 Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Property, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

8.27 Signage. Tenant shall not install any signage (including, without limitation, any signs identifying Tenant’s name or advertising Tenant’s merchandise or otherwise) in or about the Premises that is visible from the exterior of the Premises or in any other part of the Property except as expressly permitted in this Section. Landlord shall provide Tenant with a building-standard multi-tenant lobby directory listing and a multi-tenant floor directory listing identifying Tenant. Such signage shall comply with Landlord’s then-current Building standard signage program. Subject to Landlord’s prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and Property, Tenant, at its sole cost and expense, may (ii) install one (1) sign with Tenant’s name and/or logo identifying Tenant at the entry to the Premises, which identification signage shall be consistent with building standard signage as determined by Landlord, (ii) place additional signs containing Tenant’s brand name in the Premises, which signage shall not be visible from outside the Premises. All permitted signs shall be maintained by Tenant at its expense in a first-class and safe condition and appearance. Upon the expiration or earlier termination of this Lease, Tenant shall remove all of its signs at Tenant’s sole cost and expense. Tenant shall repair any damage to the Premises or Property, inside or outside, resulting from the erection, maintenance or removal of any signs. Tenant’s signage shall comply with all Laws. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as expressly permitted pursuant this Section, Tenant may not install any signs on the exterior or roof of the Property or the Common Areas. Any signs, displays, window coverings, window lettering, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items or alterations visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion. Tenant shall not place or install any projections, antennae, aerials, or similar devices inside or outside of the Building, without the prior written approval of Landlord, subject to Tenant’s rights pursuant to this Section.

8.28 Miscellaneous.

(a) Time is of the essence with regard to this Lease and all of its provisions.

(b) This Lease shall be interpreted and enforced in accordance with the Laws of the Commonwealth of Massachusetts and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of the Commonwealth of Massachusetts.

(c) Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, THE USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE.

(d) If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

(e) This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

(f) Permission to Use Tenant’s Logo: Tenant hereby grants to Landlord’s affiliate, Jumbo Capital Incorporated, a non-exclusive, limited and revocable license to use and display Tenant’s word marks, tradenames or logo (“Tenant’s Logo”) in electronic form on Landlord’s website (the “Permitted Platform”) solely for the purpose of identifying Tenant as a tenant of Landlord’s building (the “Permitted Purpose”). Such license shall terminate upon the earlier of the date that is thirty (30) days following (a) Landlord’s receipt of Tenant’s written request to terminate such license or (b) the expiration or termination of the Lease. Upon termination of such license, Landlord shall refrain from further use of Tenant’s Logo for the Permitted Purpose on the Permitted Platform.

(g) Restricted Persons. Tenant is and will remain in compliance with the requirements of Executive Order No. 13224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Tenant:

(1)

is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(2)	has not been determined by competent authority to be subject to the prohibitions contained in the Orders;

(3)

is not and will not become owned or controlled by, nor act for or on behalf of, any person or entity on the Lists or any other person or entity that has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(4)

is not knowingly engaged in, and will not knowingly engage in, any dealings or transactions or be otherwise associated with such persons or entities on the Lists or that has been determined by competent authority to be subject to the prohibitions contained in the Orders; and

(5)

agrees to cooperate with Landlord in providing such additional information and documentation on Tenant’s legal or beneficial ownership, policies, procedures and sources of funds as Landlord reasonably deems necessary or prudent solely to enable it to comply with Orders or anti-money laundering laws as now in existence or hereafter amended.

Any breach or violation of this Section 8.28(g) shall, at Landlord’s option, constitute an Event of Default by Tenant under this Lease.

(h) Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

ARTICLE IX

SUBORDINATION

9.1 Subordination: This Lease shall be subject and subordinate to any first mortgage now or hereafter on the Lot or Building, or any combination thereof, which are separately and together hereinafter in this Article IX referred to as the “mortgaged premises,” and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefore. This Section 9.1 shall be self-operative and no further instrument of subordination shall be required; however, Tenant shall execute and deliver promptly any instrument, in recordable form if requested by Landlord or any mortgagee, that Landlord, any Lessor or mortgagee may request to evidence and confirm such subordination. Tenant shall not do anything that would constitute a default under any mortgage of the mortgaged premises, or omit to do anything that Tenant is obligated to do under the terms of this Lease so as to cause Landlord to be in default thereunder. If, in connection with the financing of the Property, the Lot or the Building, or if any lending institution or Lessor shall request reasonable modifications of this Lease that do not increase Tenant’s monetary obligations under this Lease, or materially adversely affect or diminish the rights, or materially increase the other obligations of Tenant under this Lease, Tenant shall make such modifications.

Within a commercially reasonable period of time following the execution of this Lease, Landlord shall use commercially reasonable efforts to obtain from holders of all mortgages or ground leases, as applicable, having an interest in the Premises superior to the interest of Tenant hereunder, a Subordination and Non-Disturbance Agreement signed by the holder of any mortgages, ground leases, or deeds of trust upon the Property.

9.2 Attornment. If at any time prior to the expiration of the Term, any mortgagee comes into possession of the Property, the Lot or the Building or the estate created by receiver or otherwise, Tenant agrees, at the election and upon demand of any owner of the Property, the Lot or the Building, or of the Landlord, or of any mortgagee in possession of the Property, the Lot or the Building, to attorn, from time to time, to any such owner, Landlord or mortgagee or any person acquiring the interest of Landlord as a result of any such termination, or as a result of a foreclosure of the mortgage or the granting of a deed in lieu of foreclosure, upon the then executory terms and conditions of this Lease, for the remainder of the Term, provided that such owner, landlord or mortgagee, or receiver caused to be appointed by any of the foregoing, as the case may be, shall then be entitled to possession of the Premises and provided further that such owner, landlord or mortgagee, as the case may be, or anyone claiming by, through or under such owner, landlord or mortgagee, as the case may be, including a purchaser at a foreclosure sale, shall not be:

9.2.1 liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord); or

9.2.2 subject to any defense or offsets which Tenant may have against any prior landlord (including, without limitation, the then defaulting landlord); or

9.2.3 bound by any payment of Rent which Tenant may have made to any prior landlord (including, without limitation, the then defaulting landlord) more than thirty (30) days in advance of the date upon which such payment was due; or

9.2.4 bound by any obligation to perform any work or to make improvements to the Premises, except for:

(a) repairs and maintenance pursuant to applicable provisions of this Lease, the need for which repairs and maintenance first arises after the date upon which such owner, lessor, or mortgagee shall be entitled to possession of the Premises; and

(b) repairs to the Premises or any part thereof as a result of damage by fire or other casualty, or taking, pursuant to Section 6.1 hereof, but only to the extent that such repairs can be reasonably made from the net proceeds of any insurance actually made available to such owner, lessor or mortgagee; or

9.2.5 bound by any amendment or modification of this Lease made without its consent; or

9.2.6 bound to return Tenant’s security deposit, if any, until such deposit has come into its actual possession and Tenant would be entitled to such security deposit pursuant to the terms of this Lease.

The provisions of this Section 9.2 shall enure to the benefit of any such owner, lessor or mortgagee, shall be self operative upon any such demand, and no further instrument shall be required to give effect to said provisions. Tenant, however, upon demand of any such owner, lessor or mortgagee, shall execute, at Tenant’s expense, from time to time, instruments, in recordable form, in confirmation of the foregoing provisions of this Section 9.2, satisfactory to any such owner, Lessor or Mortgagee, acknowledging such attornment and setting forth the terms and conditions of its tenancy. Nothing contained in this Section 9.2 shall be construed to impair any right otherwise exercisable by any such owner, lessor or mortgagee.

ARTICLE X

GENERATOR; EXHAUST FAN

10.1 Generator; Exhaust Fan. Landlord shall purchase and install (i) one (1) larger common generator located on the Property to operate an electric generator (the “Generator”), and (ii) one (1) exhaust fan (the “Exhaust Fan”) located on the roof of the Building designated by Landlord (the “Exhaust Fan Area”). Together, the Generator and the Exhaust Fan are referred to herein as “Exterior Equipment.” Together, the Generator Area and the Exhaust Fan Area are referred to herein as the “Exterior Areas.” Subject to delays caused by Force Majeure, Landlord shall use commercially reasonable effort to complete all construction and installation work with respect to the Generator and Exhaust Fan on or before June 30, 2021.

10.2 Installation and Maintenance of Generator and Exhaust Fan. Landlord shall install Exterior Equipment at such times and in such manner as Landlord may reasonably designate and in accordance with all of the provisions of this Lease; provided, however, that (i) Landlord and/or other tenants located on the second (2nd) floor shall be responsible for only 80.87% with respect to any costs, expenses, fees, amounts or the like associated with the repair, maintenance, replacement, operation, use, inspection, working around, moving or temporarily relocating of the Generator (“Landlord’s Generator Portion”), and Tenant shall be responsible for only 19.13% with respect to any costs, expenses, fees, amounts or the like associated with the repair, maintenance, replacement, operation, use, inspection, working around, moving or temporarily relocating of the Generator (“Tenant’s Generator Portion”), and (ii) Landlord and/or other tenants located on the second (2nd) floor shall be responsible for only 80.67% with respect to any costs, expenses, fees, amounts or the like associated with the repair, maintenance, replacement, operation, use, inspection, working around, moving or temporarily relocating of the Exhaust Fan (“Landlord’s Exhaust Fan Portion”), and Tenant shall be responsible for only 19.33% with respect to any costs, expenses, fees, amounts or the like associated with the repair, maintenance, replacement, operation, use, inspection, working around, moving or temporarily relocating of the Exhaust Fan (“Tenant’s Exhaust Fan Portion”). Tenant shall pay Landlord following a written request therefor, with the next payment of Rent, (i) Tenant’s Generator Portion and/or Tenant’s Exhaust Fan Portion, as applicable, (ii) Tenant’s Generator Portion and/or Tenant’s Exhaust Fan Portion, as applicable, of all applicable taxes or governmental charges, fees, or impositions imposed on Landlord because of the use of the Exterior Areas and (iii) Tenant’s Generator Portion and/or Tenant’s Exhaust Fan Portion, as applicable, of the amount of any increase in Landlord’s insurance premiums as a result of the installation of any Exterior Equipment. The Generator shall be fenced in or otherwise protected in accordance with best practices observed by other users of similarly- sized equipment with similar functions in the Lexington and Bedford, Massachusetts area.

10.3 Indemnification. Landlord and Tenant, as applicable, shall each indemnify and defend the other and its Indemnitees against any liability, claim or cost, including reasonable attorneys’ fees, incurred in connection with the loss of life, personal injury, damage to property or business or any other loss or injury (except to the extent due to the negligence or willful misconduct of such party or its employees, agents or contractors) to the extent arising out of the installation, use, and operation of Exterior Equipment by each party or its employees, agents, or contractors. Landlord assumes no responsibility for interference in the operation of Exterior Equipment caused by other tenants’ equipment, or for interference in the operation of other tenants’ equipment caused by the Exterior Equipment, and Tenant hereby waives any claims against Landlord arising from such interference. The provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

10.4 Relocation of Exterior Equipment. Based on Landlord’s good faith determination that such relocation is reasonably necessary, Landlord reserves the right to relocate Exterior Equipment to comparably functional space by giving Tenant prior notice of such intention to relocate. If within thirty (30) days after receipt of such notice Tenant has not agreed with Landlord on the space to which such Exterior Equipment is to be relocated, the timing of such relocation, and the terms of such relocation, then Landlord shall have the right to make all such determinations in its reasonable judgment. Landlord agrees to pay Landlord’s Generator Portion and/or Landlord’s Exhaust Fan Portion, as applicable, and Tenant agrees to pay Tenant’s Generator Portion and/or Tenant’s Exhaust Fan Portion, as applicable, of the reasonable cost of moving either the Generator or the Exhaust Fan to such other space, taking such other steps necessary to ensure comparable functionality of the applicable Exterior Equipment, and finishing such space to a condition comparable to the location of such Exterior Equipment immediately preceding such relocation.

10.5 Ownership of Exterior Equipment; Landlord’s Property. Landlord and Tenant hereby acknowledge and agree that Exterior Equipment shall be Landlord’s personal property for all purposes. Upon the expiration or earlier termination of the Lease, Landlord and Tenant hereby acknowledge and agree that Landlord shall retain Exterior Equipment, and such Exterior Equipment shall not be removed at any time, whether during or after the Term of the Lease.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as of the date set forth above.

LANDLORD:

PATRIOTS PARK OWNER, LLC

By:	/s/ Jay O. Hirsh
Name:	Jay O. Hirsh
Title:	Authorized Signatory

TENANT:

OBSIDIAN THERAPEUTICS, INC.

By:	/s/ Paul K. Wotton
Name:	Paul K. Wotton
Title:	CEO

[SIGNATURE PAGE TO LEASE]

EXHIBIT A

SITE PLAN

See attached.

A

EXHIBIT B

FLOOR PLAN

See attached.

B

EXHIBIT C

WORK LETTER

This Exhibit is attached to and made a part of the Lease (the “Lease”) by and between PATRIOTS PARK OWNER, LLC (“Landlord”), and OBSIDIAN THERAPEUTICS, INC. (“Tenant”), for space in the Building located at One Patriots Park, Bedford, Massachusetts 01730. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

A.

Landlord shall perform improvements to the Premises substantially in accordance with the plans agreed to by Landlord and Tenant, a copy of which is attached hereto as Exhibit C-1 (the “Plans”), and the Landlord / Tenant Matrix, a copy of which is attached hereto as Exhibit C-2 (the “Landlord / Tenant Matrix”), and otherwise in accordance with the construction schedule, a copy of which is attached hereto as Exhibit C-3 (the “Construction Schedule”). The improvements to be performed by Landlord in accordance with the Plans and the Landlord Tenant Matrix are hereinafter referred to as the “Landlord’s Work.” It is agreed that construction of the Landlord’s Work is intended to be “turn-key” and will be completed at Landlord’s sole cost and expense (subject to the Maximum Amount (as hereinafter defined) and further subject to the terms of Paragraph D below) using Building standard methods, materials and finishes, and pursuant to a Guaranteed Maximum Price construction contract, it being hereby acknowledged and agreed by and between Landlord and Tenant that such contract shall be entered into by Landlord following the execution of the Lease. Landlord and Tenant agree that Landlord’s obligation to pay for the cost of Landlord’s Work (inclusive of the cost of preparing the Plans, obtaining permits and other related costs) shall be limited to Two Million Seven Hundred Twenty-One Thousand Four Hundred and 00/100 Dollars ($2,721,400.00) (the “Maximum Amount”), and that Tenant shall be responsible for the cost of Landlord’s Work, plus any applicable state sales or use tax, if any, to the extent that such cost exceeds the Maximum Amount. Landlord shall enter into a Guaranteed Maximum Price contract for the Landlord’s Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord’s Work. Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that such Plans and the Landlord Tenant Matrix or the revisions thereto comply with applicable insurance requirements, building codes, ordinances, laws or regulations, or that the improvements constructed in accordance with the Plans and the Landlord Tenant Matrix and any revisions thereto will be adequate for Tenant’s use, it being agreed that Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment). The total cost incurred by Landlord in performing the Landlord’s Work, including the Maximum Amount plus any Excess Costs, shall be referred to herein as the “Landlord’s Work Cost.”

B.

If Landlord’s estimate and/or the actual cost of the Landlord’s Work shall exceed the Maximum Amount, Landlord, prior to commencing any construction of Landlord’s Work, shall submit to Tenant a written estimate setting forth the anticipated cost of the Landlord’s Work, including but not limited to labor and materials, contractor’s fees and permit fees.

C

Within five (5) days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Landlord’s Work. If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate. If Tenant so objects and requires changes to the Plans and/or the Landlord Tenant Matrix, any delay resulting therefrom shall constitute a Tenant Delay.

C.

Landlord shall make direct payments to contractors or other vendors for Landlord’s Work Cost for performance of the Landlord’s Work. Subject to the preceding paragraph, in the event that Landlord’s estimate and/or the actual cost of construction will likely exceed the Maximum Amount (such amounts exceeding the Maximum Amount being herein referred to as the “Excess Costs”), Tenant shall, within ten (10) days of Landlord’s request, reimburse Landlord for Landlord’s Work Cost actually paid by Landlord on a pro rata basis, in proportion to the Excess Costs calculated according to Landlord’s cost estimate versus the total amount of Landlord’s cost estimate. Tenant shall reimburse Landlord for Excess Costs by making payment to Landlord within ten (10) days from Landlord’s submission of a request for reimbursement for the Excess Costs paid or incurred by Landlord. Tenant’s failure to timely make payment(s) for Excess Costs shall constitute a Tenant Delay and entitle Landlord to cease the Landlord’s Work until Tenant has reimbursed Landlord in full for any Excess Costs. Tenant shall also be required to pay a project management fee to Jumbo Capital Incorporated in an amount not to exceed three percent (3%) of the Landlord’s Work Cost up to the Maximum Amount equal to $2,721,400.00, which fee shall be incorporated into the Maximum Amount.

D.

If Tenant shall request any revisions to the Plans and/or the Landlord Tenant Matrix, Landlord shall have such revisions prepared at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for the cost of preparing any such revisions to the Plans and/or the Landlord Tenant Matrix, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Landlord’s Work, if any, resulting from such revisions to the Scope Plans and/or the Landlord Tenant Matrix. Tenant, within two (2) Business Days, shall notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revision. Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting from any revision to the Plans and/or the Landlord Tenant Matrix. If such revisions result in a net increase in the cost of Landlord’s Work, such increased costs, plus any applicable state sales or use tax thereon, shall be payable by Tenant upon demand. Notwithstanding anything herein to the contrary, all revisions to the Plans and/or the Landlord Tenant Matrix shall be subject to the approval of Landlord.

E.

Any portion of the Maximum Amount that exceeds the cost of the Landlord’s Work or is otherwise remaining after the date that is three (3) months after the Commencement Date shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

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F.

In addition to the Maximum Amount, Landlord shall contribute a maximum of $1,187.52 (i.e., $0.12 per rentable square foot of the Premises) (the “Landlord’s Plans Contribution”) towards the cost of plans prepared by Tenant’s architect for the performance of the Landlord’s Work. Landlord shall reimburse Tenant for Landlord’s Plans Contribution within thirty (30) days of the Commencement Date, provided that Tenant has delivered to Landlord documentation the applicable costs, including, without limitation, invoices, bills or statement for the work completed or services rendered, and the materials and supplies used.

G.

This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

C

EXHIBIT C-1

PLANS

See attached.

EXHIBIT C-2

LANDLORD/TENANT MATRIX

See attached.

EXHIBIT C-3

CONSTRUCTION SCHEDULE

See attached.

EXHIBIT D

Intentionally Omitted.

D

EXHIBIT E

RIDER

This Exhibit is attached to and made a part of the Lease by and between PATRIOTS PARK OWNER, LLC (“Landlord”), and OBSIDIAN THERAPEUTICS, INC. (“Tenant”) for space in the Building located at Bedford, Massachusetts 01730.

I. PAYMENT OF OPERATING COSTS AND REAL ESTATE TAXES

1. Payments.

1.1 Commencing on the Commencement Date, Tenant shall pay Tenant’s Proportionate Share of the amount of Operating Costs (defined below) and Real Estate Taxes (defined below) with respect to the Building. Landlord shall provide Tenant with a good faith estimate of the Operating Costs and Real Estate Taxes with respect to the Building for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth (1/12) of Tenant’s Proportionate Share of Landlord’s estimate of both Operating Costs and Real Estate Taxes with respect to the Building. After its receipt of any revised estimate, Tenant’s monthly payments shall be based upon such revised estimate. If Landlord does not provide Tenant with an estimate of Operating Costs and Real Estate Taxes with respect to the Building by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate.

1.2 As soon as is practical following the end of each calendar year but not later than one hundred eighty (180) days thereafter, Landlord shall furnish Tenant with a statement of the actual Operating Costs and Real Estate Taxes with respect to the Building for the prior calendar year. If either the estimated Operating Costs or Real Estate Taxes with respect to the Building for the prior calendar year are more than the actual Operating Costs or Real Estate Taxes with respect to the Building for the prior calendar year, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If either the estimated Operating Costs or Real Estate Taxes with respect to the Building for the prior calendar year are less than the actual Operating Costs or Taxes with respect to the Building for such prior calendar year, for such prior year Tenant shall pay Landlord, within thirty (30) days after its receipt of the statement of Operating Costs or Real Estate Taxes with respect to the Building any deficiency for the prior calendar year. This provision shall survive the termination or earlier expiration of the Lease.

2. Operating Costs. “Operating Costs” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any calendar year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Property, Building or Premises, or any portion thereof. Without limiting the generality of the foregoing, Operating Costs shall specifically include any and all of the following: (i) the cost of supplying all utilities to the Common Areas, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith;

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(ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Costs, and the costs incurred in connection with any federal, state or municipal governmentally mandated transportation demand management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Property; (iv) the cost of landscaping, re-lamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Property, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) fees and other costs, including an annual management fee equal to three and one-half percent (3.5%) of all the gross annual rentals with respect to the Building, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Property; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Property, including, without limitation, ten percent (10%) of senior property management staff; (ix) the cost of a dumpster and/or trash compactor at the Building for use by tenants for ordinary office waste (and not for Materials); (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Property; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including reasonable interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Property, or any portion thereof; (xiii) the cost of capital expenditures of the Building and/or the Property by Landlord for capital improvements to improve life safety systems or capital improvements to the extent that they reduce environmental impacts or overall Operating Costs, or, to the extent enacted after the date of this Lease, as otherwise required to comply with applicable laws, the requirements of any governmental authority, or insurance requirements not in effect of as of the date of execution of this Lease (provided, however, that the costs of any capital improvement shall be amortized (including reasonable interest on the amortized cost as reasonably determined by Landlord) over such period of time as Landlord shall reasonably determine); (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or municipal government for fire and police protection, trash removal, community services, or other services which do not constitute “Real Estate Taxes”; (xv) cost of tenant relation programs reasonably established by Landlord; and (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions, restrictions, and reciprocal easement agreements affecting the Property, and any agreements with governmental agencies affecting the Property. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under this Lease. If Landlord incurs Operating Costs for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties; provided, however, that Tenant shall pay Tenant’s Proportionate Share of the amount of Operating Costs and Real Estate Taxes with respect thereto for the Building pursuant to all terms and conditions of the Lease.

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2.1 Notwithstanding any provision of this Lease to the contrary, Operating Costs shall not include:

(a)	costs of renovation of leased premises in the Building incurred in connection with preparing space for a new tenant;

(b)	interest and depreciation charges (except as set forth above);

(c)

any expense for which Landlord is otherwise compensated through the actual receipt of insurance proceeds or is otherwise compensated by any tenant (including Tenant) of the Building, excluding all deductibles;

(d)	legal fees incurred in connection with leasing disputes and/or in connection with financings, refinancings, sales or syndications of any of Landlord’s interest in the Building; and

(e)

Any of the following: any ground or underlying lease rental; bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Building or the Lot; rentals for items which if purchased, rather than rented, would constitute a capital cost; costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds or is otherwise reimbursed; depreciation, amortization and interest payments, except on equipment, materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; advertising and promotional expenditures, and costs of acquisition and maintenance of signs in or on the Building identifying the owner of the Building or other tenants; marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or other occupants’ improvements or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building; expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly; costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building; rent for any office space occupied by Building management personnel to the extent the size or rental rate for of such office space exceeds the size or fair market rental value of office space occupied by management personnel of comparable buildings in the vicinity of the Building; amounts paid to Landlord or to subsidiaries or

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affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; Landlord’s general corporate overhead; any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; services provided, taxes, attributable to, and costs incurred in connection with the operation of any retail, restaurant and garage operations for the Building; costs incurred in connection with upgrading the Building to comply with laws, rules, regulations and codes in effect prior to the Commencement Date; costs arising from the negligence or willful misconduct of Landlord or other tenants or occupants of the Building or their respective agents, employees, licensees, vendors, contractors or providers of materials or services; costs arising from Landlord’s charitable or political contributions; costs arising from latent defects; costs for sculpture, paintings or other objects of art; and costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; and any other costs or expenses which would not be treated as Operating Costs in accordance with GAAP.

2.2 If at any time during a calendar year the Building is not at least ninety-five percent (95%) occupied or Landlord is not supplying services to at least ninety-five percent (95%) of the total rentable square footage of the Building, Operating Costs that vary by occupancy shall, at Landlord’s option, be determined as if the Building had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the rentable square footage of the Building. For the purposes of the sentence immediately prior and the calculation of Tenant’s Operating Costs, Tenant shall be deemed to have begun occupancy of the Premises on the Commencement Date.

3. Real Estate Taxes. “Real Estate Taxes” shall mean: all taxes and assessments levied, assessed or imposed at any time by any governmental authority upon or against the Property, the Building. Any tax upon the Property and/or Building or other tax levied or imposed by any taxing authority in lieu of the present method of real estate taxing shall be deemed to be the Real Estate Taxes referred to in this provision. Real Estate Taxes shall include any and all expenses incurred in good faith by the Landlord in contesting the validity of, in seeking a reduction in, and/or in seeking to prevent an increase in any such tax or assessment. Said expenses shall be added to the Real Estate Taxes to coincide with the period in which said expenses are incurred. Real Estate Taxes shall not include any interest or penalties incurred by the Landlord due to any nonpayment or late payment. If a change in Real Estate Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Proportionate Share of any Real Estate Taxes, then Real Estate Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Tenant shall pay Landlord the amount of Tenant’s Proportionate Share of Real Estate Taxes within thirty (30) days after Tenant’s receipt of a statement from Landlord. There shall be excluded from such taxes (A) all income taxes, excess profit taxes, excise taxes,

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franchise taxes, and estate succession, inheritance and transfer taxes, and (B) any transfer tax or recording charge resulting from a transfer of the Property; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) measured by or based, in whole or in part, upon any such gross rents, the Tenant agrees that the Tenant shall pay an equitable share of the same computed in a fashion consistent with the method of computation herein provided, to the end that the Tenant’s share thereof shall be, to the maximum extent practicable, comparable to that which the Tenant would bear under the foregoing provisions.

4. Tenant’s Audit Rights. Each statement sent to Tenant shall constitute an account stated between Landlord and Tenant and shall be conclusively binding upon Tenant unless Tenant (i) pays to Landlord when due the amount set forth in such statement, without prejudice to Tenant’s right to audit such statement, and (ii) within ten (10) Business Days after such statement is delivered, Tenant sends a written notice to Landlord objecting to such statement, specifying the reasons for such objection and stating that Tenant will audit the records concerning Landlord’s Operating Costs objected to by Tenant, such audit to be performed by Tenant’s accountant used in the ordinary course of Tenant’s business within thirty (30) days of Tenant’s notice to Landlord; provided, however, that (a) Tenant shall do no more than one audit within a twelve (12) month period and (b) Tenant’s compensation of such accountant or other advisor shall not be determined on a contingency fee audit basis. Tenant and all auditors, representatives, contractors, agents, and other third parties involved on behalf of Tenant in any review, audit or dispute concerning Operating Costs shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review. If the parties are unable to resolve any such dispute within said thirty (30) day period, then either party may refer the issues raised by such review or audit to an independent nationally recognized public accounting firm selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Operating Costs unless Tenant has paid and continues to pay all Rent when due. Except as provided in this Section, Tenant shall have no right whatsoever to dispute by judicial proceeding or otherwise the accuracy of any statement. Notwithstanding anything to the contrary contained herein, if it is determined that Operating Costs for the applicable calendar year as set forth on any such Landlord’s statement were overstated by Landlord by more than five percent (5%), then Landlord shall reimburse Tenant for the reasonable costs and expenses incurred by Tenant in the performance of such audit up to a maximum amount of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00).

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EXHIBIT F

RULES AND REGULATIONS

1.

Tenant and its employees shall not in any way obstruct the sidewalks, halls, stairways, or elevators of the Building, and shall use the same only as a means of passage to and from their respective offices. At no time shall Tenant permit its employees to loiter in Common Areas or elsewhere in and about the Property.

2.	Corridor doors, when not in use, shall be kept closed.

3.	No animals, except appropriately certified and licensed service animals, shall be brought into or kept in, on or about the Premises, except with the express written consent of the property manager.

4.

The restroom fixtures shall be used only for the purpose for which they were constructed and no rubbish, ashes, or other substances of any kind shall be thrown into them. Tenant will bear the expense of any damage resulting from misuse.

5.

Tenant shall not place any additional lock or locks on any exterior door in the Building or on any door in the Building core within the Premises, including doors providing access to the telephone and electric closets and the slop sink, without Landlord’s prior written consent; provided, however, that Tenant shall have control of all keys to doors within the Premises, but will provide Landlord with a master copy of same. At Landlord’s option, all keys shall be surrendered to Landlord at the expiration or earlier termination of the Lease.

6.

Landlord reserves the right to exclude or expel from the Building any persons who, in the judgment of Landlord, is intoxicated under the influence of liquor or drugs, or shall do any act in violation of the rules and regulations of the Building.

7.	Areas used in common by tenants shall be subject to such additional reasonable regulations as are posted therein.

8.

Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during the hours Landlord may deem advisable for the adequate protection of the property. Use of the Building and the leased Premises before 8 AM or after 6 PM, or any time during Saturday, Sundays or legal holidays shall be allowed only to persons with a key/card key to the Premises or guests accompanied by such persons. At these times, all occupants and their guests must sign in at the concierge when entering and exiting the Building. Any persons found in the Building after hours without such keys/card keys are subject to the surveillance of building staff.

9.	Tenant will not interfere with or obstruct any perimeter heating, air conditioning or ventilating units.

10.

Landlord and Tenant shall mutually agree on the termite and pest extermination service to control termites and pests in the Premises. Except as included in Landlord’s services, tenants shall bear the cost and expense of such extermination services.

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11.

Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) or IEC (International Electrotechnical Conference) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as reasonably determined by Landlord, taking into consideration the overall electrical system, the capacities reserved to Tenant in the Lease, and the present and future requirements therefor in the Building. Tenant shall not use more than Tenant’s share of telephone lines available to service the Building, unless Tenant provides its own conduits and service at its sole expense.

12.

Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages food, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant’s employees.

13.	Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

14.

Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents, provided that Tenant shall have access to the Building 24 hours per day, 7 days a week. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements relative thereto.

15.	Canvassing, soliciting, and peddling in or about the Building is prohibited. Tenant shall cooperate and use reasonable efforts to prevent the same.

16.	At no time shall Tenant permit or shall Tenant’s agents, employees, contractors, guests, or invitees smoke in any Common Areas of the Building.

17.	Tenant shall, at its sole cost and expense: keep any garbage, trash, rubbish and refuse in vermin-proof containers within the interior of the Premises until removed.

18.	Lab operators who travel outside lab space must abide by the “one glove” rule and Landlord and Tenant shall mutually agree on those areas where lab coats are not allowed.

19.

Lab operators carrying any lab related materials requiring the use of elevators or stairs may only travel in Tenant’s freight elevator. At no time should any lab materials travel in passenger elevators or the stairwells. Lab-related materials shall enter the Premises only through Tenant’s dedicated loading dock.

20.	Any dry ice brought into the Building must be delivered only through Tenant’s dedicated loading dock (if applicable) (and Tenant’s freight elevator, if applicable).

21.

Chemical lists and MSDS sheets must be readily available at the entrance to each lab area. In the event of an emergency, first responders will require this information in order to properly evaluate the situation.

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EXHIBIT G

ENVIRONMENTAL QUESTIONNAIRE

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